UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ____)

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12

TOWER FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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116 East Berry Street, Fort Wayne, Indiana

March 15, 2009

Dear Fellow Shareholder:

Please accept my personal invitation to attend the annual meeting of Tower Financial Corporation shareholders.

Tower Financial Corporation
Annual Meeting of Shareholders

Tuesday, April 28, 2009, 5:30 p.m., EST

In the lobby of Tower Bank
116 East Berry Street
Fort Wayne, Indiana

Enclosed you will find your proxy statement and proxy voting card, and the 2008 Annual Report to Shareholders. We urge you to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope as promptly as possible, whether or not you plan to attend the meeting.

If your schedule permits you to attend the meeting, you may RSVP to Sandy Funk at 260.427.7159 or you may indicate your attendance plans on the proxy card. We look forward to visiting with you that evening.

Sincerely,

/s/ Donald F. Schenkel
Donald F. Schenkel
Chairman of the Board

TOWER FINANCIAL CORPORATION
116 EAST BERRY STREET
FORT WAYNE, INDIANA 46802

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 28, 2009

TO THE SHAREHOLDERS OF
TOWER FINANCIAL CORPORATION

The 2009 Annual Meeting of Shareholders of Tower Financial Corporation will be held in the lobby of Tower Bank & Trust Company, 116 East Berry Street, Fort Wayne, Indiana 46802 on Tuesday, April 28, 2009 at 5:30 p.m., EDT, for the purpose of considering and voting upon the following matters:

1.	To elect four Class II directors whose terms will expire in 2012 or until their respective successors are duly elected and qualified;

2.
To ratify the appointment by the Audit Committee of the Board of Directors of Crowe Chizek and Company LLC as Tower Financial Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	OTHER BUSINESS. To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on Friday, February 27, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment(s) or postponement thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten (10) days prior to the Annual Meeting.

We urge you to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope as promptly as possible, so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the Annual Meeting. If you attend the meeting, you may revoke your proxy and vote in person. We urge you to vote as soon as possible to ensure that your vote will be properly recorded and counted.

The Company’s Annual Report for the year ended December 31, 2008, is enclosed herewith.

By Order of the Board of Directors,

/s/ Donald F. Schenkel
Donald F. Schenkel
Chairman of the Board

Fort Wayne, Indiana
March 15, 2009

This Notice and Proxy Statement are first being sent to shareholders on or about March 16, 2009.

TOWER FINANCIAL CORPORATION
116 EAST BERRY STREET
FORT WAYNE, INDIANA 46802

PROXY STATEMENT
for
Annual Meeting of Shareholders

To be held April 28, 2009

SOLICITATION OF PROXIES, VOTING AND OTHER MATTERS

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 28, 2009:

The proxy statement, the notice of annual meeting, a form of proxy, and our 2008 Annual Report to Shareholders are all available on the internet at the following website:  www.towerbank.net.  In accordance with Securities and Exchange Commission rules, the foregoing website does not use “cookies”, track user moves or gather any personal information.

General

This Proxy Statement and the accompanying proxy is being furnished to shareholders of Tower Financial Corporation (the “Company”) in connection with the solicitation of proxies by our Board of Directors, to be voted at the 2009 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) and at any and all adjournments and postponements thereof  on Tuesday, April 28, 2009 at 5:30 p.m., Fort Wayne time, in the lobby of Tower Bank & Trust Company, 116 East Berry Street, Fort Wayne, Indiana 46802. The executive offices of the Company are located at, and the mailing address of the Company is, 116 East Berry Street, Fort Wayne, Indiana 46802.

When the accompanying proxy is properly executed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon.

Record Date and Outstanding Shares

Only shareholders of record at the close of business on February 27, 2009 will be entitled to notice of and to vote at the 2009 Annual Meeting or at any adjournment(s) or postponement thereof. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote, either present in person or represented by proxy, may adjourn the Annual Meeting from time to time, without notice other than by announcement at the Annual Meeting, until a quorum is present or represented. As of that Record Date, we had 4,090,432 shares of common stock outstanding, each entitled to one vote on each matter to be acted on at the Annual Meeting. There is no cumulative voting.

This Proxy Statement and accompanying form of proxy are first being mailed to shareholders on or about March 15, 2009. The Company’s Annual Report to Shareholders for 2008 is enclosed herewith but does not constitute any part of these proxy solicitation materials.

Information About the Annual Meeting and Voting

You may revoke your proxy and change your vote at any time before its exercise at the Annual Meeting. If you execute and deliver more than one proxy, the proxy having the latest date will revoke any earlier proxies. If you voted by proxy but attend the Annual Meeting, you will be given the opportunity to revoke your proxy and vote in person. You may also revoke your proxy by giving written notice of revocation to the Company addressed to Richard R. Sawyer, Chief Financial Officer, 116 East Berry Street, Fort Wayne, Indiana 46802. No such revocation shall be effective, however, unless such notice of revocation is received by the Company at or prior to the Annual Meeting. Unless revoked, your proxy will be voted at the Annual Meeting in accordance with your instructions.

With respect to all shares you hold in your own name, if you do not provide contrary instructions in your proxy, your shares will be voted FOR Proposal 1 (the election as directors of all nominees listed under “Election of Directors”); FOR Proposal 2 (the “Ratification of Engagement of Outside Accountants”); and FOR discretionary authority to vote on any other matter to properly come before the meeting. In the election of directors (Proposal 1), you may vote “FOR” all the director nominees or your vote may be “WITHHELD” from one or more nominees. For all other proposals, you may vote “FOR” or “ABSTAIN.” Provided that a quorum is present (i.e., a majority of the shares of our common stock outstanding as of the record date and entitled to vote are represented either in person or by proxy at the Annual Meeting), directors will be elected by a plurality of the votes actually cast. Thus, for this year, those nominees receiving the three highest number of votes will be elected, regardless of the number of votes which for any reason (including abstentions, broker non-votes or withheld votes) are not cast for the election of such nominees. Abstentions will be included in vote totals and, as such, will have no effect on Proposal 1 other than reducing the number of votes a candidate receives. Abstentions, however, will have the same effect as a vote against Proposals 2 and 3, which require the affirmative vote of a majority of the outstanding shares of common stock entitled to vote.

With respect to shares held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record owner of your shares, is required to vote your shares in accordance with your instructions. In order to vote these shares, however, you will need to follow your bank’s or brokerage firm’s voting directions. If you do not provide your voting instructions, your bank or broker will only be able to exercise its discretion and vote your shares with respect to Proposals 1 and 2.

If you own shares through the Tower Financial Corporation 401(k) Plan, your proxy will also serve as a voting instruction for Tower Bank & Trust Company, the administrator of the Plan, with respect to shares of Tower Financial Corporation common stock attributable to your 401(k) account as of the record date.

Each holder of a share of common stock shall be entitled to one vote for each share of common stock on all matters to be acted upon at the Annual Meeting. Election of directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Ratification of the Engagement of Outside Accountants or on matters involving discretionary authority will be approved if the votes cast “for” exceed those opposing that proposal.

You may vote in one of four ways: (1) by mail (by completing and signing the proxy card that accompanies this proxy statement); (2) by telephone; (3) by using the Internet; and (4) in person (by either delivering your completed proxy card or by casting a ballot if you attend the Annual Meeting).

The telephone and Internet voting procedures have been set up for your convenience and have been signed to authenticate your identity, to allow you to give your voting instructions, and to confirm that those instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. EDT on Monday, April 27, 2009.

In order for business to be conducted at the Annual Meeting with respect to a particular matter, a quorum (a majority of the shares of common stock issued, outstanding and entitled to vote, or 2,086,120 shares) must be present in person or by proxy.

Other Matters

The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment.

The entire cost of printing, assembling and mailing the Annual Report, this notice and this Proxy Statement, as well as soliciting proxies and the cost of forwarding solicitation materials to the beneficial owners of shares will be borne by the Company. Proxies may be solicited by mail, facsimile, e-mail and personal contacts. Directors, officers, or regular employees of the Company or its subsidiaries may also solicit proxies without additional compensation but may be reimbursed for out-of-pocket expenses.

Voting Results

An automated system administered by our transfer agent tabulates the votes cast by proxy, and we will adjust these totals for and hand tabulate the votes cast in person at the Annual Meeting. We will report the voting results in our quarterly report on Form 10-Q for the second quarter of 2009, which we expect to file with the Securities and Exchange Commission in August 2009.

Householding

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report to Shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address, telephone number or e-mail address: Tower Financial Corporation, 116 East Berry Street, Fort Wayne, Indiana 46802, telephone: 260-427-7000 or via e-mail at customer.care@towerbank.net. If you want to receive separate copies of the proxy statement or Annual Report to Shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address, telephone number or e-mail address.

GOVERNANCE OF THE COMPANY

Corporate Governance Policy

Our business affairs are managed under the direction of our Board of Directors in accordance with the Indiana Business Corporation Law and our Articles of Incorporation and Bylaws. The role of our Board of Directors is to effectively govern the affairs of our Company for the benefit of our shareholders and other constituencies. The Board strives to ensure the success and continuity of our Company and its mission through the election and appointment of qualified management. It is also responsible for ensuring that Tower Financial Corporation’s activities are conducted in a responsible and ethical manner. We are committed to the maintenance of sound corporate governance principles.

We operate under corporate governance principles and practices that are reflected in written Corporate Governance Guidelines and in a written Charter for our Nominating and Corporate Governance Committee, both of which are available on our website at www.towerbank.net. These include the following principles:

•
A majority (although currently 86%) of our directors and all of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are required to meet the independence requirements of the Nasdaq National Market.

•	The Board and each Board committee have the authority to engage independent legal, financial or other advisors as they deem necessary, at our expense.

•	Non-employee directors meet in executive session at least three times annually.

•	Our Board and Board committees conduct an annual self-evaluation.

•	Our Board reviews succession planning at least annually.

•	Directors have free access to our officers and employees.

•	Our independent directors utilize input from the Nominating and Corporate Governance Committee and from the Compensation Committee to conduct an annual review of our CEO’s performance.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee during 2008 were Kathryn D. Callen, R.V. Prasad Mantravadi, M.D., and Irene A. Walters. Irene A. Walters serves as the Chair of this Committee. On December 2, 2008, R.V. Prasad Mantravadi, M.D. resigned from the Board of Directors, along with the Nominating and Corporate Governance Committee effective January 1, 2009.  On February 13, 2009, the Board of Directors appointed Robert N. Taylor to replace Dr. Mantravadi on the Nominating and Corporate Governance Committee.  Each of the Nominating and Corporate Governance Committee members is “independent,” as such term is defined under Nasdaq Stock Market rules. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board concerning the organization, size and composition of our Board of Directors and its three standing committees; identifing individuals qualified to become as well as to continue to serve as Board members and committee members, consistent with criteria approved by the Board and reflected in the Committee’s Charter; recommending to the Board the persons to be nominated by the Board for election as directors at the Annual Meeting of Shareholders; recommending appointments to and the Chairs of the three standing committees; developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and Board members. The Committee’s responsibilities also include oversight of the Board’s annual review of succession planning with respect to senior executives. The Nominating and Corporate Governance Committee also drafts, administers and oversees a Code of Conduct for the Company’s directors and senior officers, as well as a Company-wide Code of Ethics.

The Company’s Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on the Company’s website at www.towerbank.net and is periodically reviewed by the Committee members of the Nominating and Corporate Governance Committee. The Committee identifies potential nominees for membership on the Board, taking into account such factors, among others, as education, areas of expertise or specific skills, general business acumen, the nominee’s ability to represent all shareholders without a conflict of interest, the nominee’s ability to work in and promote a productive environment, an established record of personal achievement and independent thought, and geographic, occupational, gender, race and age diversity. Nominees are then evaluated on the basis of their experience, judgment, integrity, understanding of the Company and willingness to devote sufficient time to carrying out his or her duties and responsibilities to the Board and its committees. Generally, the members of the Nominating and Corporate Governance Committee will first consider current Board members for re-nomination to the extent they have determined that these persons, through their prior performance, have demonstrated that they meet the applicable criteria and have developed a valuable in-depth knowledge of the Company, its history, its strengths and weaknesses, and its goals and objectives.

The Nominating and Corporate Governance Committee held two meetings during 2008.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. In order to provide the Nominating and Corporate Governance Committee sufficient time to evaluate candidates, shareholders desiring to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send such recommendation to the Secretary of the Company, 116 East Berry Street, Fort Wayne, Indiana 46802, no later than December 15, 2009, who will forward it to the Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at the annual meeting of shareholders, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in the Company’s By-Laws. A summary of these requirements is provided in this proxy statement under “Shareholders’ Proposals for 2010 Annual Meeting.”

During 2008, the Board of Directors met seven times. During 2008, each of our directors, except two, attended 75% or more of the total number of meetings of the Board and the committees of which each such director was a member during the period of time in which he or she served on such committees. Keith E. Busse attended 67% of both the total meetings of the Board and the committees of which he was a member during 2008 and John V. Tippmann, Sr, attended 57% of the total meetings of the Board in 2008.  Mr. Tippmann does not serve on any committees.  All of the Company’s eleven directors who served as directors during 2008 attended the Company’s 2008 Annual Meeting of Shareholders.

In addition to its Nominating and Corporate Governance Committee, we have two other standing committees, an Audit Committee and a Compensation Committee. Each of these committees has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Donald F. Schenkel and Michael D. Cahill are the only directors who are also an employee of the Company, and they do not participate in any meeting at which their compensation is evaluated and determined.

Audit Committee

The current members of the Audit Committee are Keith E. Busse, Kathryn D. Callen, Jerome F. Henry, Jr., and William G. Niezer, who is the Chair of the Audit Committee. The Board of Directors and the Audit Committee believe that each current Audit Committee member is “financially literate,” in that each of them has financial management expertise as required by law. The Board and the Audit Committee, however, have designated Keith E. Busse as the “audit committee financial expert.” All Audit Committee members are “independent” as that term is defined by Nasdaq Stock Market rules and Section 10A(m)(3) of the Securities Exchange Act of 1934. None of the members of the Audit Committee serves on the Audit Committees of more than two other public companies.

The Audit Committee met eight times during 2008 and all members of the Audit Committee, except one, attended at least 75% of the Audit Committee meetings. Keith E. Busse attended 63% of the meetings during 2008. The responsibilities of our Audit Committee and its activities during 2008 are described in the Report of the Audit Committee set forth beginning at page 37 of this Proxy Statement.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on our website at www.towerbank.net.

Compensation Committee

The current members of the Compensation Committee are Michael S. Gouloff, Debra A. Niezer, and Joseph D. Ruffolo. Michael S. Gouloff serves as the Chair of the Compensation Committee. The Board of Directors has determined that each of the Compensation Committee members is “independent,” as such term is defined by Nasdaq Stock Market rules.  The Compensation Committee evaluates and approves the compensation of our President, Chief Executive Officer and other Named Executive Officers. The Committee also makes recommendations to our Board regarding the salaries and bonuses of our other executive officers and the compensation of our directors. The Compensation Committee also oversees the evaluation of management by the Board. The Compensation Committee administers our 1998 Stock Option Plan, our 2001 Stock Option Plan and our Tower Financial Corporation 2006 Equity Incentive Plan.

Our Board of Directors has adopted a written Charter for the Compensation Committee, which it revises from time to time. A copy of our Compensation Committee Charter is available on our website at www.towerbank.net. In addition, the Compensation Committee reviews our Compensation Discussion and Analysis and determines whether it should be included in our Annual Report on Form 10-K or, alternatively, included in this Proxy Statement and incorporated by reference from this Proxy Statement into our Annual Report on Form 10-K. The Compensation Committee’s report is set forth beginning on page 13 of this Proxy Statement.

During 2008, the Compensation Committee held ten full committee meetings, and all members of the Compensation Committee attended 75% or more of these meetings. Neither the Chief Executive Officers nor any of the Named Executive Officers were present during Compensation Committee deliberations regarding salaries or benefits.

Compensation Committee Interlock and Insider Participation

No officer or employee or former officer of the Company or any of its subsidiaries served as a member of the Compensation Committee during 2008. Moreover, during 2008 (a) no executive officer of the Company served on the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, and (b) no executive officer of the Company served as a director of another entity, one of whose executive officers served on our Compensation Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

The current Board of Directors consists of fourteen members. The Articles of Incorporation and By-Laws of the Company further provide that the directors shall be classified into three classes: Class I, Class II and Class III, with each class serving a staggered three-year term and with the number of directors in each class being as nearly equal as possible. Class I currently consists of five directors (with terms expiring in 2010), Class II consists of four directors (with terms expiring in 2009) and Class III consists of five directors (with terms expiring in 2011).

Five Class II directors are to be elected at the 2009 Annual Meeting. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Kathryn D. Callen, Jerome F. Henry, Jr, Debra A. Niezer, and Joseph D. Ruffolo, as Class II directors for three-year terms expiring in 2012. Each of the nominees is currently a Class II director whose term expires in 2009. The other members of the Board, who are Class I and Class III directors, will continue in office in accordance with their previous elections until the expiration of their respective terms at the 2010 or 2011 Annual Meeting of Shareholders.

Twelve of the fourteen directors of the Company (indicated by asterisk in the following Table of “Information About Directors, Nominees and Executive Officers”) are “independent directors” as defined by the Marketplace Rules of the Nasdaq Stock Market. Our Board of Directors has additionally reviewed all transactions during 2008 with companies in which such directors own any interest, for the purpose of ensuring that such transactions were approved in accordance with our Statement of Policy For the Review, Approval or Ratification of Transactions With Related Parties and, further, for the purpose of determining whether any of such transactions impacted the independence of such directors. For additional discussion of this issue, we refer you to the section on “Related Persons Transactions” beginning on page 38. The Board affirmatively determined that none of such independent directors is an officer or employee of the Company or any of our subsidiaries and none of such persons have any relationships which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of the four Class II nominees, unless you withhold authority to vote for the election of any or all of these nominees. Each of the nominees for election as director has indicated his or her willingness to serve, if elected, but in the event that any nominee at the time of the election is unable to serve or is otherwise unavailable for election, the Board, upon recommendation of the Nominating and Corporate Governance Committee, may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person so selected. If a substitute nominee is not so selected, such proxy will be voted for the election of the remaining nominees.

The following section provides information, as of the date of this proxy statement, about each member of the Board of Directors, including the nominees for election as Class II directors. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies for which he or she serves as a director. None of the director nominees or incumbent directors serves as a director of an investment company under the Investment Company Act of 1940 as amended.

Information about the number of shares of common stock beneficially owned by each director appears later in this proxy statement under the heading “Beneficial Stock Ownership of Directors, Executive Officers and Persons Owning More than Five Percent of the Company’s Common Stock.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
CLASS II NOMINEES – KATHRYN D. CALLEN; JEROME F. HENRY, JR;
DEBRA A. NIEZER; AND JOSEPH D. RUFFOLO

INFORMATION ABOUT DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following information, including the name, age, five-year business experience and year each person became a director or executive officer, is furnished with respect to each director, including the four nominees for election as a Class II director (as indicated by an “X” in the “Director Nominee” column), the Chief Executive Officer and the four next highest paid executive officers (the “Named Executive Officers”) of the Company.

Name	Age	Position(s)	Director Nominee	Has Served as Director Since	Year When Term as a Director Expires

Keith E. Busse	65	Director* (Class III)		1998	2011

Michael D. Cahill	48	Chief Executive Officer of the Company and Tower Bank, and Director		2007	2011
		(Class III)

Kathryn D. Callen	53	Director* (Class II)	X	2001	2009

Scott A. Glaze	51	Director* (Class I) +		2008	2010

Michael S. Gouloff	61	Director* (Class III)		1998	2011

Jerome F. Henry, Jr.	58	Director* (Class II)	X	1999	2009

Debra A. Niezer	53	Director* (Class II)	X	1998	2009

William G. Niezer	58	Director* (Class I)		1998	2010

Joseph D. Ruffolo	67	Director* (Class II)	X	1998	2009

Richard R. Sawyer	43	Chief Financial Officer and Secretary

Donald F. Schenkel	67	Chairman of the Board, and Director (Class III)		1998	2011

Gary D. Shearer	44	Executive Vice President and Chief Executive Officer of Tower Trust Company

Charles J. Surack	51	Director* (Class I) +		2008	2010

Robert N. Taylor	55	Director* (Class I) +		2008	2010

John V. Tippmann,Sr.	67	Director* (Class (I)		1999	2010

Irene A. Walters	66	Director* (Class III)		1998	2011

* Indicates an “independent director”
+Messrs Glaze, Surack, and Taylor were appointed by the Board as Class I Directors on December    2, 2008 to fill one vacancy created by the resignation of Dr. R.V. Prasad Mantravadi, effective   January 1, 2009, and the fill two vacancies created by action of the board on December 2, 2008 to expand the Board to its present complement of fourteen directors.

The business experience of each of the directors and executive officers of the Company, the Bank and the Trust Company for at least the past five years is summarized below:

Keith E. Busse is the Chairman and Chief Executive Officer of Steel Dynamics, Inc., a company he founded with two colleagues in 1993. From the time of its founding until May 2007, he served as President and Chief Executive Officer and, since 2007 has served as Chairman and Chief Executive Officer.  He has been a director of the company since its inception.  Mr. Busse holds a B.A. in business finance from St. Francis Collage and an MBA from Indiana University.

Michael D. Cahill is the Chief Executive Officer of both the Company and the Bank.  He has been an Executive Vice President of the Company since November 2004, and was Chief Operating Officer of the Company from October 2006 through July 2008 when he was named Chief Executive Officer. Mr. Cahill has also served as the Chief Executive Officer and President of our subsidiary, Tower Bank and Trust since October 2006. From June 2004 to April 2007, Mr. Cahill served as Chief Financial Officer of the Company.

Kathryn D. Callen is currently a member of the Board of Trustees at the University of Saint Francis, a position she has held since October 2000. Prior to this position, Ms. Callen served as Vice President of The Lutheran Health Foundation until 1994.

Scott A. Glaze is Chairman and CEO of Fort Wayne Metals Research Products Corporation Fort Wayne Metals has become the world's leading manufacturer of wire for the medical device industry. Glaze is a director of the Indiana Chamber of Commerce, the Fort Wayne-Allen County Economic Development Alliance and the Northeast Indiana Corporate Council.

Michael S. Gouloff is Chairman and Chief Executive Officer of Schenkel & Shultz Architecture. Schenkel & Shultz Architecture an architectural firm nationally ranked by ENR, and is known for the design of educational, justice, and airport facilities. Mr. Gouloff has held these positions since 2003, and has served as CEO of Schenkel & Shultz Architecture from 1985 until 2003. He has been employed by the firm since 1973.

Jerome F. Henry, Jr. founded and is the President of Midwest Pipe & Steel, Inc., a company specializing in steel service, industrial scrap and steel brokerage. Mr. Henry has held this position since 1975. Mr. Henry is also President of Paragon Tube Corporation, a manufacturer of steel tubing, and Paragon Steel Trading, Inc., a distributor of steel coils. Each company is headquartered in Fort Wayne.

Debra A. Niezer has been the Chief Operating Officer and Treasurer of AALCO Distributing Company, a beer distributor in Fort Wayne, since January 2002. Prior to that time, beginning in April 1995, Ms. Niezer was Vice President and Assistant Treasurer of AALCO. She is the sister-in-law of William G. Niezer.

William G. Niezer is the Managing Director of the Fort Wayne operations of Wells Fargo Insurance Services, an insurance broker, a position he has held since February 2007. Mr. Niezer previously served as Managing Director of Acordia of Indiana, LLC, from September 1997 to February 2007.

Joseph D. Ruffolo has been a member of Ruffolo Benson LLC, a business investment firm located in Fort Wayne, since 1993. Ruffolo Benson LLC specializes in management buy-outs, capital sourcing and acquisitions. Mr. Ruffolo is also a director of Steel Dynamics, Inc.

Richard R. Sawyer has been the Chief Financial Officer and Secretary of the Company since April 2007.  He served as Controller for the Company and its subsidiaries from October 2004 to April 2007.  Mr. Sawyer previously served at the Controller for McKinley Properties, a regional property management firm located in Ann Arbor, Michigan.

Donald F. Schenkel is a director of the Company and the Bank, positions he has held since July 1998, and was elected the Chairman of the Board of the Company and the Bank in October 1998. Mr. Schenkel also served as President of the Bank from October 1998 through March 2002, Chief Executive Officer of the Bank from October 1998 through October 2006, and Chief Executive Officer of the Company from October 1998 through July 2008.

Gary D. Shearer has been an Executive Vice President of the Company and the President of Tower Trust Company, a wholly-owned subsidiary of the Company since January 2006. From January 2001 to December 2005 he served as the Senior Vice President and Trust Officer of the Bank. From August 1999 to December 2000 he served as Vice President and Trust Officer of the Bank.

Charles J. Surack is President and Founder of Sweetwater Sound  He started the business in 1979 and has since been recognized worldwide as a leader in the field of electronic music.

Robert N. Taylor is President and CEO of Do It Best Corp., He served on the Do It Best Corp. board of directors from 1995 to 2000 and was appointed President and CEO in 2002.

John V. Tippmann, Sr. is Chairman of the Tippmann Group, a position he has held since 1985. The Tippmann Group, through its three subsidiaries, operates frozen/refrigerated distribution warehouses, specializes in the design and construction of frozen food process and cold storage facilities, and manages many commercial buildings and properties throughout the Midwest.

Irene A. Walters is the Executive Director of University Relations and Communications at Indiana University-Purdue University Fort Wayne. Ms. Walters has held this position since 1995. Prior to that time, from 1990 to 1995, Ms. Walters was the Executive Director of the Fort Wayne Bicentennial Celebration Council.

Ms. Niezer is the sister-in-law of Mr. Niezer. There are no other family relationships among the directors and executive officers of the Company.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN FIVE PERCENT OF THE COMPANY’S COMMON STOCK

The following table presents information regarding the beneficial ownership of our common stock as of the record date, February 27, 2009, by: (a) all persons, known to us to be a beneficial owner of more than five percent of our common stock, (b) the nominees for election as directors of the Company, (c) the directors of the Company whose terms of office will continue after the Annual Meeting, (d) the executive officers named in the Summary Compensation Table, and (e) all of our directors and executive officers as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

	Shares Beneficially Owned
Directors, Executive Officers & 5% Shareholders	Number (1)		Percent (2)

Keith E. Busse	214,371		5.19%
Michael D. Cahill	24,913	(12)	*
Kathryn D. Callen	15,850	(3)	*
Edwin Fraser	258,524	(4)	6.17%
Scott A. Glaze	1,500		*
Michael S. Gouloff.	15,000		*
Jerome F. Henry, Jr.	301,328		7.29%
Debra A. Niezer	9,756	(5)	*
William G. Niezer	32,985	(6)	*
Joseph D. Ruffolo	35,135	(7)	*
Richard R. Sawyer	3,546	(13)	*
Donald F. Schenkel	50,581	(8)	*
Gary D. Shearer	36,057	(9)	*
Charles J. Surack.	0		*
Robert N. Taylor.	0		*
John V. Tippmann, Sr.	162,489		3.93%
Irene A. Walters	20,000	(10)	*

All directors and executive officers of Company as a group (15 persons).	1,181,945	(11)	28.59%

*Less than 1%

(1)	Includes shares subject to stock options which are exercisable within 60 days.

(2)
The percentages shown are based on the 4,134,057 shares outstanding as of February 27, 2009, plus, for each person or group, the number of shares that the person or group has the right to acquire within 60 days pursuant to options granted under the Company’s 1998 and 2001 Stock Option and Incentive Plans.

(3)	Includes 5,500 shares held by Ms. Callen’s children.

(4)
Based on Schedule 13G filed with the Securities Exchange Commission by Mr. Fraser. Mr. Fraser resides at 195 Marine Street, Farmingdale, New York 11735. Mr. Fraser has the sole authority to vote 133,090 shares and shared authority to vote 125,434 shares. The shares for which Mr. Fraser has shared voting power include shares beneficially owned by Mr. Fraser’s wife and shares beneficially owned in trusts for members of Mr. Fraser’s family for which Mrs. Fraser is the trustee.

(5)	Includes 2,465 shares owned by Ms. Niezer’s husband and children.

(6)	Includes 1,733 shares owned by Mr. Niezer’s wife and children.

(7)	Includes 1,100 shares owned by Mr. Ruffolo’s wife and children

(8)	Includes presently exercisable stock options to purchase 12,000 shares granted by the Company. Also includes 4,141 vested shares held in the Company’s 401(k) Plan.

(9)
Includes presently exercisable stock options to purchase 19,500 shares granted by the Company and 2,000 shares of restricted stock.. Also includes 6,967 vested shares held in the Company’s 401(k) Plan.

(10)	Includes 15,000 shares owned by Ms. Walters’ husband, with respect to all of which she disclaims beneficial ownership,.

(11)	Includes presently exercisable options to purchase 49,625 shares.

(12)	Includes presently exercisable stock options to purchase 18,125 shares. Also includes 4,238 vested shares held in the Company’s 401(k) Plan.

(13)	Includes 250 shares owned by Mr. Sawyer’s wife, 563 vested shares held in the Company’s 401(k) Plan, and 2,000 shares of restricted stock.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller. The Code is posted on the Company’s website at www.towerbank.net. The Company intends to disclose any amendments to the Code by posting such amendments on its website. In addition, any waivers of the Code for directors or executive officers of the Company will be disclosed in a report on Form 8-K.

Shareholder Communications

The Board of Directors of the Company has implemented a process whereby shareholders may send communications to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to Tower Financial Corporation, Board of Directors, c/o Secretary, 116 East Berry Street, Fort Wayne, Indiana 46802. The Secretary of the Company has been instructed by the Board to promptly forward all such communications to the specified addressees thereof.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s principal executive officers, or named executive officers, as well as directors to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of such forms received by us, or written representations from certain reporting persons that no filings were required for those persons, we believe that during 2008 all Section 16 filing requirements by all directors and officers were timely met, except for the following:  Jerome F. Henry, Jr. filed 2 Form 4s late, one involving a 100 share purchase on June 18,2008, filed 21 days late, one involving a 1,000 share purchase on August 29,2008 , filed 2 days late; Keith E. Busse filed 3 Form 4s late, one involving a 6,400 share purchase on August 8, 2008, filed 1 day late, one involving a 1,310 purchase on August 11, 2008, filed 2 days late, and one involving 4,100 share purchases on December 19, 2008, filed 1 day late; John V Tippmann, Sr. filed 2 Form 4s late, one involving a 4,400 share purchase on November 25 ,2008, filed 2 days late, one involving a 2,500 share purchase on November 26, 2008, filed 1 day late; Donald F. Schenkel filed 1 Form 4 late  involving a 500 share purchase on November 21,2008, filed 1 day late; Michael D.Cahill filed 1 Form 4 late involving  a 200 share purchase on October 2, 2008, filed 3 days late; Gary D.Shearer filed 1 Form 4 late involving a 2,000 share issuance of restricted stock on May 12, 2008, filed 9 days late; Richard R. Sawyer filed 1 Form 4 late involving a 2,000 share issuance of restricted stock on May 12, 2008, filed 7 days late.

COMPENSATION COMMITTEE REPORT

Tower Financial Corporation’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and, as incorporated by reference, in our Annual Report on Form 10-K.

The Compensation Committee

Michael S. Gouloff, Chair
Debra A. Niezer
Joseph D. Ruffolo

Date:  March 2, 2009

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis may contain statements regarding future individual and company performance targets or goals. We have disclosed these targets or goals in the limited context of Tower Financial Corporation’s compensation programs; and, therefore, you should not take these statements to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply any such statements to other contexts.

Introduction

The following Compensation Discussion and Analysis, or CD&A, addresses the principles, objectives and analysis underlying the compensation policies for our executive officers named in the Summary Compensation table. In addition, this CD&A provides perspective to the data presented in the tables that follow.

The Compensation Committee, or Committee, of our Board of Directors has responsibility for establishing, implementing and continually monitoring our compensation plans, arrangements and programs, as well as ensuring that they adhere to our compensation principles and philosophy. The Committee annually evaluates and establishes the compensation of our Chief Executive Officer, and based on the recommendation of the Chief Executive Officer, the Committee also reviews and establishes the compensation of the Chief Financial Officer and the Named Executive Officers included in the Summary Compensation table, as well as certain other senior officers. The Committee reviews and approves annual compensation, annual incentive opportunity levels, long-term incentive opportunity levels, any special or supplemental benefits for Named Executive Officers, as well as certain other senior officers, and grants and awards under our compensation plans. The Committee also reviews and approves incentive compensation plans in general and equity-based plans in particular for Named Executive Officers and certain other senior officers, as well as for directors, and recommends such plans to the Board of Directors for ultimate approval.

The following CD&A addresses:

•	the objectives for our compensation program (found in the section entitled “Compensation Philosophy and Objectives” beginning on page 13);

•	what our compensation program is designed to reward (also described in the section entitled “Compensation Philosophy and Objectives” beginning on page 13);

•	each element of compensation (set forth in the section entitled “Primary Elements of Our Compensation Program” beginning on page 15);

•	why we selected each element (described with each element of compensation, including base salaries, short-term incentives and long-term incentives);

•	how we determine amounts and formulas for pay (also described with each element of compensation, including base salaries, short-term incentives and long-term incentives); and

•
how each compensation element and our decisions regarding each such element fit into our overall compensation objectives and how they affect decisions regarding other elements (described with each element of compensation, as well as in the section entitled “Use of Outside Consultants: Benchmarking” beginning on page 14).

Administration of our Compensation Program

The Compensation Committee

During 2008, the Compensation Committee was comprised of three members, Michael S. Gouloff, who served as Chair, Joseph D. Ruffolo and Debra A. Niezer. Each member meets the “independence” requirements of the Nasdaq Global Market, is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and is an “Outside Director,” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Committee operates under a written charter adopted by the Board, which is available online at www.towerbank.net under the link Investor Relations, Corporate Overview, Committee Charting.

Role of Executive Officers in Compensation Decisions

While the Compensation Committee approves, or in some cases, recommends for the approval to our Board of Directors, all aspects of executive compensation, nonetheless, in making its determinations, the Committee seeks input and recommendations from Michael D. Cahill, our Chief Executive Officer, regarding such elements as annual base salary, annual incentive opportunity, long-term incentives, grants and awards of incentive compensation, and any special or supplemental benefits for senior and executive management. Furthermore, the Committee may seek certain information and compensation recommendations directly from our Chairman, from our Chief Financial Officer, from the President/CEO of our Trust subsidiary, and from our Human Resources Department regarding executives on their respective staffs or regarding the Named Executive Officers. The Committee may or may not accept the Chief Executive Officer’s or the other officers’ recommendations, and exercises its discretion in setting, recommending or modifying any awards or adjustments. Neither the Chief Executive Officer, nor any of the Named Executive Officers are involved in the Committee’s deliberations and decision-making process.  In 2008, the Committee in fact exercised its ability to modify recommendations when there were items that were proposed to the Committee that were either modified or denied in full.  The Committee used several sources to analyze and determine appropriate compensation for all Named Executive Officers, as well as, certain other senior officers.

Compensation Philosophy and Objectives

We believe that we will be best able to attract and retain qualified executive officers within our competitive financial services industry by the establishment of a compensation system that is both competitive in the outside financial services marketplace, when compared to peer companies, and is also internally equitable based upon factors such as Company performance, individual performance, responsibility levels and prior experience.

The main principles of our compensation philosophy include the following:

•	total compensation opportunity should be comparable to the marketplace for smaller regional banks when our performance achieves or exceeds targeted results;

•	a substantial amount of total direct compensation should consist of variable compensation driven by a pay-for-performance approach that is objectively measurable; and

•	increased compensation may occasionally be earned as a result of a more subjective assessment of an executive’s special contribution.

The objectives of our executive compensation program are to:

•	attract, motivate and retain experienced executive officers;

•	enhance individual performance through incentives;

•	align an executive’s incentives with the business unit and company areas most directly impacted by that executive’s leadership and performance;

•	increase shareholder value; and

•	improve our overall performance.

We strive to meet these objectives, while attempting to maintain market-competitive pay levels, being careful to make efficient use of our shares as a component of incentive compensation when appropriate, and ensuring that we have predictable expense recognition.

Use of Outside Consultants: Benchmarking

Current compensation programs are based on the establishment of compensation that aspires to be competitive with the level of compensation paid to peers, not only to attract quality executive talent but also to reduce the likelihood that we lose executive talent – and in turn, actual banking and trust business – to other financial institutions. In making compensation decisions, we review the following factors:

•	Comparison of salary and total compensation against a similarly positioned and situated peer group

•	Comparison of salary and total compensation against positions with similar responsibilities within the Company

•	Comparison with salary and total compensation information obtained in the recruiting and discussion process with current and potential employees

•	Review the ability to replace key staff positions in our market for existing duties along with the relative importance of the role at the Company

We engaged the services of AMALFI Consulting, LLC during early 2008 to compile a representative peer group. This peer group contains twenty publicly traded banks located in the Midwest with assets at the end of 2007 between $561 million and $1.119 billion. The average size was $780.8 million in assets. Our asset size at the end of 2007 was $706.5 million and $696.5 million at the end of 2008 with an extremely large and strong Trust subsidiary in comparison with the chosen peers. The following is the peer group selected by AMALFI as constituting an appropriate peer group:

Company	Ticker	Company	Ticker
First Citizens Banc Corp.	FCZA	Ohio Valley Banc Corp.	OVBC
Dearborn Bancorp, Inc.	DEAR	Monroe Bancorp	MROE
Home Federal Bancorp	HOMF	O.A.K. Financial Corporation	OKFC
AmeriServ Financial, Inc.	ASRV	Fidelity Bancorp, Inc.	FSBI
Lincoln Bancorp	LNCB	DCB Financial Corp.	DCBF
Community Bank Shares of Indiana, Inc.	CBIN	Northern States Financial Corporation	NSFC
Famers & Merchants Bancorp, Inc.	FMAO	Fentura Financial, Inc.	FETM
Farmers National Banc Corp.	FMNB	LCNB Corp.	LCNB
United Bancorp., Inc.	UBMI	Cordorus Valley Bancorp, Inc.	CVLY
IBT Bancorp, Inc.	IRW	Rurban Financial Corp.	RBNF

The AMALFI Consulting, LLC report was prepared solely for the use of our Compensation Committee and contained detailed information on the peer group, including cash compensation, incentive compensation, total cash compensation, long-term incentives and executive benefits. On average, although our Compensation Committee does not benchmark compensation levels to the peer group and utilizes the data only as a reference point, the survey indicated that total cash compensation for our executive officers in 2008 as a group (excluding the Chairman, Don Schenkel who is discussed below) would have been thirteen percent (13%) below the market median value. This was due to a significant restructuring of senior management in 2008.

Due to the significant financial challenges encountered by the Company in calendar 2007, the board and senior management began discussions on how to strategically realign the company in light of 2007’s performance and what was seen as a difficult operating environment for banks in 2008. As part of this restructuring, Donald F. Schenkel moved from Chairman, President and CEO of the Company to Chairman on August 1, 2008. Michael D. Cahill who was President and CEO of the bank subsidiary, also assumed the role of President and CEO of the Company. Darrell Jaggers  resigned his position in June 2008 to pursue other opportunities and Wendell Bontrager was named Chief Lending Officer to replace Mr. Jaggers. Total compensation paid Mssr. Cahill and Bontrager were also set either at or below the market median.

As part of the restructuring, Mr. Schenkel modified his existing contract, SERP, salary, and bonus structure to acknowledge the lesser role he would be playing. The contract and SERP were modified in the manner described below. He agreed to a salary reduction on August 1, 2008 and subsequent salary reductions each July 1st thereafter until his planned retirement on June 30, 2011, at which point his SERP benefits commence. Further, he no longer will participate in any incentive compensation programs.

The Committee also reviewed wealth accumulation summaries and tally sheets for each Named Executive Officer in determining appropriate compensation levels.

Both the Committee and the Board of Directors believe that being cognizant of peer group salary benchmarks, as described, are useful starting points from which to assess the adequacy of each component – and all compensation –attracting, motivating and retaining experienced executive officers. This, combined with the Committee’s exercise of its own independent judgment, both as to base incentives and overall compensation, enables us to establish compensation that is at the very least marginally competitive with the level of compensation paid to peer companies.

Primary Elements of Our Compensation Program

The principal components of our compensation program are as follows:

•	Base Salary

•	Performance-Based Cash Incentive Compensation

•	Equity Incentive Compensation

•	Deferred Compensation and other Benefits

The table below indicates the make-up of fixed versus variable pay for the Named Executive Officers for the plan year 2008.

	Mix of Fixed and Variable Pay
		Variable Pay
Name	Fixed Pay (Salary)	Annual Incentives		Long-Term Incentives	Total Variable Pay
Schenkel	100%	0%		0%	0%
Cahill	80%	8%		12%	20%
Sawyer	87%	11%		2%	13%
Shearer	87%	8	% *	5%	13%
Jaggers	100%	0%		0%	0%
*	This amount represents Bonus paid to NEO as detailed in the Summary Compensation table.

Base Salary

Base salary is designed to provide competitive levels of compensation to our executives, based upon their experience, duties and scope of responsibility. We view base salaries as providing an essential level of compensation that is necessary to recruit and retain qualified executives and because it enables the Committee to employ annual base salary adjustments to reflect an individual’s performance or changed responsibilities. At lower executive levels, the variable compensation opportunities represent a smaller proportion of total compensation, while at senior executive levels the variable compensation opportunities represent a larger proportion of total compensation.

Base salary levels are also important because we generally tie the amount of incentive compensation to an executive’s base compensation – that is, as discussed below under “Performance-Based Incentive Compensation,” incentive compensation is generally denominated as a percent of one’s base salary.

As previously described, we target individual base salaries to reflect competitive levels of salary in the marketplace, while aiming for total compensation for Messrs. Cahill, Shearer, and Sawyer and other senior officers at the 50th percentile level, with performance metrics available which, if achieved, could provide additional compensation.

Within these guidelines, we annually consider and re-assess the individual’s position, responsibility and duty, as well as experience, qualifications, past performance and future potential are considered as part of the Committee’s performance review process. Adjustments to salary levels are based on the Committee’s assessment of these criteria through review of the following data:

•	market studies provided by AMALFI Consulting, LLC , Crowe and Indiana Bankers Association or others;

•	proxy data we gathered from companies of comparable size and location;

•	summaries of each executive’s total compensation; and

•	individual performance reviews prepared annually by management and further reviewed by the Committee.

On December 18, 2008, the Committee reviewed base salary increases for 2009 and decided not to increase any salaries of the NEO’s in 2009. This was not a reflection of the quality or effectiveness of their performance, rather was intended to maintain the status quo as management focuses on the implementation of its restructuring during 2009. The Company’s overall performance increased significantly in a difficult operating environment during 2008, but the overall banking industry and national economy still face significant challenges as we head into 2009.The Committee believes that even though these employees worked hard to significantly improve the performance over 2007 and the fact that we were profitable throughout a very difficult banking environment, any salary increase at their executive levels would be inappropriate at this time.

Performance-Based Cash Incentive Compensation

In 2008, we had in place two separate Officer Incentive Plans.  One plan was for our bank bank subsidiary officers, which includes Mr. Sawyer. The other was for the officers of the Trust subsidiary, which includes Mr. Shearer. Mr. Cahill had 20% of his incentive based on the Trust subsidiary plan and 80% on the bank subsidiary plan. This reflects the relative weight between the two operating subsidiaries of Tower Financial Corporation. As noted above , Mr. Schenkel is not eligible for an incentive compensation pursuant to his renegotiated contract and Mr. Jaggers forfeited any incentive plan payment upon his resignation according to the terms outlined in his contract summary below.

The bank subsidiary officers incentive plan provided the officers with the opportunity to earn an annual cash bonus based on their achievement of specified, Company and individual performance-based goals involving overall profitability of the Company, the achievement of specified levels of asset, loan, and deposit volumes, the improvement of asset quality issues, and the successful installation of key systems.

The Trust subsidiary Officer Incentive Plan was available to Trust subsidiary officers to earn an annual cash bonus based on their achievement of specified subsidiary and individual performance based goals involving the profitability and growth of the Trust subsidiary, the payment of this incentive was subject to the achievement by the Trust subsidiary of a certain base level of pre-tax, net income.

For both Incentive Plans, all payments to officers were conditioned on a satisfactory annual evaluation for each officer. The maximum 2008 potential bonus for each officer was determined as in prior years as a percentage of that officer’s base salary.

For bank subsidiary officers, the performance based incentive was based on attainment of maximum, target, and threshold levels of performance on several independent measures at December 31, 2008 as follows (weighting in parentheses):

	Threshold		Target		Maximum
Total TOFC Earnings (30%)	$.63	EPS	$.70	EPS	$.77	EPS
Total Bank Assets (5%)	$660	MM	$680	MM	$700	MM
Total Loans Outstanding (10%)	$530	MM	$550	MM	$570	MM
Total Bank Core Deposits (10%)	$385	MM	$396	MM	$407	MM
Total Bank NPA’s (7.5%)	$17	MM	$13.5	MM	$10	MM
Bank Consumer Lending Project (10%)	90%		95%		100%
Bank Online Banking Project (7.5%)	90%		95%		100%

In addition to the items noted above whose total weighting aggregates to 80%, the balance or 20% was solely paid at target based on the performance or non-performance of the officer’s job during the calendar year per the person’s year end evaluation.

The Trust subsidiary’s officers had a separate performance based incentive plan that was only payable if the Trust subsidiary hit the threshold level of pre-tax net income, which was set at $1.256 million. If this level of pre-tax net income was not attained, no performance based incentive would be paid the Trust subsidiary officers. Aside from this earnings threshold, the individual officer would be paid his or her incentive based on an equal weighting of total assets under management, gross revenue growth, gross brokerage commissions, and trust asset acquisition.

Since the threshold pre-tax net income was not attained in 2008, per the plan no performance based incentive was payable to any Trust subsidiary officers. However, after reviewing the volatility of the overall market in the 4th quarter of 2008 and the unprecedented drop in market values of financial instruments, it was determined that the Trust subsidiary would have hit its goals for 2008 if it were not affected so markedly by the upheaval in the financial markets. Assets under management, revenues, accounts, and other metrics were all up in 2008 over 2007. Thus, the Committee decided that the officers of the Trust subsidiary would be paid a percentage of threshold level incentive compensation much like was done for the bank officers in 2007. Mr. Shearer was paid the set amount of $13,500, which equals the set amount paid NEO’s and other senior officers in a similar situation due to the Bank subsidiary performance in 2007.

Mr. Cahill will receive no incentive compensation from his 20% participation in the Trust subsidiary plan, since as CEO/President of the Company he is responsible for delivering the appropriate level of bottom line net income regardless of the qualifying factors. This is consistent with 2007, wherein he received no incentive compensation due to bank underperformance in 2007.

Due to the restructuring that took place in 2008 along with a review of the benchmarking data, several modifications were made with regard to the percentage of salary that the NEO’s could receive in performance-based incentive. In 2007 and prior years, NEO’s typically received 20% for threshold goal attainment, 40% for target goal attainment, and 60% of salary for maximum goal attainment. In 2008, we made some significant downward revisions to potential NEO incentive based compensation. Messrs. Cahill and Sawyer were eligible to receive performance-based incentive compensation in an amount equal to 15% of their salary, based upon our attainment of a designated “threshold”  performance levels, 20% of their salary based upon our attainment of the targeted performance levels, and 25% of their salary based upon our attainment of the maximum performance levels.  Mr. Shearer was eligible to receive performance-based incentive compensation in a maximum amount equal to 20% of his salary, based upon the Trust subsidiary’s attainment of a designated “threshold” levels, 30% of his salary based upon the Trust subsidiary’s attainment of the targeted net income levels, and 40% of his salary based upon attainment of the Company’s maximum levels.

The Committee regularly reviewed and monitored the above performance levels.  The plans give the Committee the discretion to adjust the performance levels at anytime during the year if it determines that an event has occurred that was not budgeted, was unforeseeable and/or was outside the control of the eligible officers. Events that may have either a positive or negative effect on the net income, such as the establishment of a new business office, the closure of a business office or a severance arrangement for a departing officer, enter into the adjustment determination. The committee decided that there was no need to make any adjustment to the bank subsidiary plan in 2008 for any factors. As noted above, the Trust subsidiary plan payout was adjusted due to the extreme market volatility experienced in 2008 versus the ability to continue the increase in assets under management, gross revenues, and net income.

The objective of the Officers’ Incentive Plan was to incentivize the attainment of Company goals, encourage compliance with regulatory guidelines and reward individual accomplishments during that year.

In 2009, the committee is working with management to integrate the Trust subsidiary, Bank subsidiary, and Holding Company metrics for all officers. We will also be developing pools of incentive based compensation based on the attainment of increased earning levels, while still taking into account departmental and individual accomplishments.

Deferred Compensation

We began a Deferred Compensation Plan in January 2002, under which Messrs. Schenkel, Cahill, Shearer, and Sawyer, along with four other employees, are participants. Eligibility for participation in this Plan is at the sole discretion of the Committee.

The Plan allows a participant to elect to defer any portion of his or her current compensation. No participant to date has elected to participate in this voluntary deferral aspect of the Plan. The Plan additionally allows the Committee discretion to award an amount up to 20% of a participant’s incentive bonus under the Tower Financial Corporation annual incentive plan as deferred compensation. Awards granted by the Committee pursuant to this aspect of the Plan vest in full at the end of the third fiscal year, excluding the year for which the award was granted. For instance, if an award was earned in fiscal year 2008, it would fully vest on December 31, 2011.

No one received a discretionary award from the Committee pursuant to this Plan for 2008 due to economic conditions being experienced by the country and  industry, as further detailed in the “Nonqualified Deferred Compensation” Table. The Committee does not intend to make discretionary deferral awards to Mr. Schenkel under this Plan due to the benefits provided to Mr. Schenkel under his Supplemental Executive Retirement Plan, described in further detail under the section entitled “Retirement and Other Benefits.”

The objective of the Deferred Compensation Plan is to build a level of compensation in addition to current salary and incentives that vest over a period of time. This portion of the plan is intended to retain key employees who see this as a long-term benefit that is not fully realized until retirement.

Equity Incentive Compensation

We have a 1998 Stock Option and Incentive Plan that was adopted by our Board of Directors and approved by shareholders in December 1998. No further options or awards may be granted under the 1998 Stock Option Plan. Under the 1998 Stock Option Plan, however, the Company awarded both incentive and nonstatutory stock options to employees and directors. A maximum of 310,000 shares of our common stock were available for award under the 1998 Stock Option Plan. As of December 31, 2008, options to purchase 76,956 shares of common stock were still outstanding under the 1998 Stock Option Plan and the Plan will remain in effect solely for purposes of administering the remaining outstanding options.  During 2009 options for 57,741 shares of common stock, including in the amount outstanding on December 31, 2008, will expire and be subject to forfeiture if not exercised.   Of the 57,741 share subject to expiration in 2009, 42,741 will expire during the first quarter and have an average exercise price of $10.01 per share.

The 2001 Stock Option and Incentive Plan was adopted by our Board of Directors and approved by our shareholders on April 17, 2001. Similar to the 1998 Stock Option Plan, no further options or awards may be granted under the 2001 Stock Option Plan. Under the 2001 Stock Option Plan, the Company awarded both incentive and nonstatutory stock options to employees and directors. The maximum number of shares that could be issued under the 2001 Stock Option Plan was 125,000. As of December 31, 2008, options to purchase 89,719 shares of common stock were still outstanding under the 2001 Stock Option Plan and the Plan will remain in effect solely for purposes of administering the remaining outstanding options.  No options issued under this plan will expire during 2009 or 2010.

The currently operative 2006 Equity Incentive Plan was adopted by the Board of Directors and approved by our shareholders on April 18, 2006. Under the 2006 Equity Incentive Plan, the Company may award incentive stock options (qualified as such under Section 422 of the Internal Revenue Code of 1986, as amended), nonstatutory stock options (sometimes referred to as “non-qualified” stock options not specifically authorized or qualified for favorable federal income tax treatment), restricted stock awards (consisting of shares of common stock that are subject to a substantial risk of forfeiture or vesting, either time based or based on the attainment of certain performance targets), unrestricted stock awards that are free of any vesting or forfeiture restrictions, performance share awards (entitling the recipient to acquire shares of common stock or to vest in shares of common stock upon the attainment of specified performance goals), and stock appreciation rights to employees of the Company and its subsidiaries, as well as directors of the Company and its subsidiaries. Option grants to any non-employee director may only be nonstatutory stock options.

The aggregate number of shares of common stock that may be awarded under the 2006 Equity Incentive Plan is 150,000 shares, subject to adjustment in certain events. In 2006, 2000 shares of restricted stock were granted, however as of December 31, 2007, the restrictions were not met and the shares were forfeited.

In 2008, 13,500 restricted shares were issued. 2,000 shares each were awarded to Mssrs. Shearer and Sawyer and 6,000 to other senior officers. These shares will vest in equal installments over the next four years. Should there be a change of control, these shares immediately vest. These were issued at the time of the restructuring of management in 2008 to recognize the importance of these individual officers’ efforts to increasing shareholder value.

On January 2, 2009, 6,000 restricted shares were awarded to senior officers of the Company in lieu of raises in 2009. None of the NEO’s received any of these shares. These shares vest in equal installment every 6 months for a three year period ending December 31, 2011. They immediately vest if there is a change of control. These grants were in recognition of the lower salary levels paid these senior officers in comparison with past periods, significant challenges in the 2008 operating environment, and the freezing of most officers’ salaries in 2009. These will serve to align these officers with our shareholders.

The purpose of the 2006 Equity Incentive Plan is to enable the Company to provide our employees with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. We designed the 2006 Equity Incentive Plan to provide us with flexibility to select from among various equity-based compensation methods, so that the Committee, which is empowered to make grants and awards under the Plan, is able to address changing accounting and tax rules as well as corporate governance practices by optimally utilizing stock options, restricted stock, unrestricted stock, stock appreciation rights and performance awards as it deems appropriate.

The Committee has exclusive authority to broadly determine the employees to whom awards will be granted, the timing and manner of the award grants, the number of shares to be subject to any equity award, the purchase or exercise price and medium of payment, vesting provisions and other terms incident to the award or grant. The Committee may also specify in an award that upon the occurrence of a “change in control” of the Company, such award will immediately vest and become fully exercisable, any restrictions on transferability of shares will be waived, and any forfeiture risks or other contingencies will lapse.

The Committee has not issued and will not authorize or issue any stock options or make any equity-based award that is dependent upon the price of the Company’s common shares that incorporates an effective date that is any earlier than the actual date upon which the Committee makes the grant or award.   The purchase price for any shares subject to an option granted under the 2006 Equity Incentive Plan, however, whether incentive stock options or nonstatutory stock options, may not be less than 100% of the fair market value of the shares of our common stock on the date the option is granted. The Plan also prohibits the Committee from repricing or otherwise reducing the exercise price of outstanding options granted under the Plan, or canceling previously granted options and issuing new options to the same optionholder at a lower exercise price, without obtaining shareholder approval.

Unless sooner terminated by our Board of Directors in its sole discretion, the 2006 Equity Incentive Plan will expire on December 31, 2015.

Retirement and Other Benefits

The Company has a Supplemental Executive Retirement Plan, or “SERP,” under which Mr. Schenkel is the sole participant. The SERP was originally entered into in January 2002, was thereafter amended and restated in 2005, modified in 2006 and in 2008 was revised and restated.  The SERP provides unfunded monthly lifetime retirement benefits to Mr. Schenkel in the Accrued Benefit amount of $185,250 per annum ($15,438 per month)., once he reaches Normal Retirement Age (Age 70) on July 1, 2011.  If Mr. Schenkel were to retire prior to age 70, the SERP benefit factor would be reduced as follows:

Retirement Age	Annual Benefit
69	$171,000
68	$156,750
67	$142,500
66	$128,250

If, prior to his normal retirement age, Mr. Schenkel incurs a disability, as that term is defined in the SERP, his benefits under the SERP will be paid in a series of monthly installments each in an amount equal to one-twelfth of his then annual Accrued Benefit, commencing on the first day of the month following the effective date of the disability and continuing to his death.  If, prior to Mr. Schenkel’s normal retirement date, he leaves our employ, either voluntarily or is terminated without “cause,” his benefits under the SERP will be paid in a series of monthly installments, each in an amount equal to one-twelfth of his annual Accrued Benefit determined as of the plan year in which the separation occurred, commencing on the first day of the month following such separation and continuing to his death (which, for actuarial purposes only, is presumed to at age 85). In the event Mr. Schenkel is terminated for “cause,” defined as (i) the commission of an act of malfeasance, dishonesty, fraud or breach of trust resulting in, or intending to result in substantial gain or personal enrichment to which Mr. Schenkel is not entitled, (ii) the continued breach of any material obligation under his employment agreement, after written notification and the failure to cure the alleged breach within a period of 45 days, or (iii) the indictment, conviction of or plea of guilty or no contest to any felony or any crime involving moral turpitude, he will receive a lump sum payment on the 60th day following termination in the amount of the SERP liability accrued on our books (and not the Accrued Benefit) as of the date of termination.

If Mr. Schenkel dies while and employee and prior to receiving benefits under the SERP, his surviving spouse will receive a death benefit in a lump sum equal to the amount of the remaining SERP accrued on the books of the Company as of the date of his death and not the accrued benefit, payable on the 60th day following death. The estimated present value of the accrued benefits under the SERP is approximately $1,140,642 as of December 31, 2008.  The estimated value of the SERP liability under the SERP will increase as follows:

June 30, 2009	$1,298,191
June 30, 2010:	$1,621,404
June 30, 2011:	$1,921,262

If Mr. Schenkel dies while receiving benefits under the SERP, his surviving spouse would be entitled to a death benefit in a lump sum amount, paid within sixty days of his death, equal to the amount of the remaining SERP liability on the date of death (and not the accrued benefit).  If Mr. Schenkel were not to be survived by a spouse, no death benefit would be payable.

In the event of a change of control, Mr. Schenkel is entitled to a lump sum payment on the 60th day following the change of control in the amount of the actuarial equivalent Accrued Benefit, determined as of the plan year in which the change of control occurs.

A breach of Mr. Schenkel’s non-competition and non-solicitation provisions contained in his employment agreement, described in further detail under the heading entitled “Employment Agreements,” shall result in a forfeiture of rights under the SERP. A summary calculation of benefit amounts is set forth in the table titled Pension Benefits.

We originally designed the SERP in 2002 to address certain factors unique to Mr. Schenkel’s position with the Company. When Mr. Schenkel joined the Company as a co-founder in 1998, Tower Bank and Trust Company was a start-up organization and did not have the ability to compensate Mr. Schenkel in a manner commensurate with his experience and the risks he undertook in joining the Company. Our Deferred Compensation Plan, because of its structure, did not allow for the build up of any meaningful long-term retirement incentive for Mr. Schenkel, as it was not instituted until January 2002, when Mr. Schenkel was 60 years of age.

Perquisites

The Company provides certain Named Executive Officers with some perquisites and other personal benefits that the Committee believes to be reasonable and consistent with its overall limited compensation program. The Committee periodically evaluates these perquisites and personal benefits to assure consistency with the Company’s compensation philosophy and objectives and compliance with applicable law.

Perquisites currently provided to certain executive officers include country club memberships, company cars, and paid parking. All eligible employees of the company are provided life insurance at one times salary up to a maximum of $150,000, unless over the age of 65, 70, and 75, then the benefit drops to 30%, 25%, and 15% respectively, of their base salary, not to exceed the maximum.  Additionally, employees are eligible for 401(k) matching. All of the above are described in the “All Other Compensation” table immediately following the “Summary Compensation” Table. All attributed costs of the personal benefits described above for the Named Executive Officers for 2008 are included in column (i) of the “Summary Compensation Table” and in the “All Other Compensation” table.

Employment Agreements

We are party to employment agreements with Messrs. Schenkel, Shearer, Cahill, Sawyer and Jaggers.

Donald F. Schenkel

On July 22, 2008, we entered into an amendment of our employment agreement with Donald F. Schenkel, under which he is to serve as Chairman of our Board of Directors until his retirement on July 1, 2011. The term of Mr. Schenkel’s agreement is for a period of thirty five months, expiring June 30, 2011. Mr. Schenkel’s annual salary was reduced from $325,000 to $280,000 effective August 1, 2008 in recognition of his more limited duties. His salary will be reduced by $45,000 per annum on both July 1st of 2009 and 2010 as further recognition that his active role will begin to ratably decrease over this period. His final salary of $190,000 (effective July 1, 2010) will cease on his retirement on June 30, 2011. Mr. Schenkel is also eligible to participate in our Deferred Compensation Plan, described in further detail in the preceding section titled “Deferred Compensation,” our 2006 Equity Incentive Plan described in further detail in the preceding section titled “Equity Incentive Compensation” and our Supplemental Executive Retirement Plan, described in further detail in the section titled “Retirement and Other Benefits.”

If Mr. Schenkel is terminated without “cause,” as defined in the description of Mr. Schenkel’s SERP in the section titled “Retirement and Other Benefits,” Mr. Schenkel is entitled to (i) the present value, discounted at 6%, of unpaid base salary for the balance of the remaining term, (ii) at the discretion of the Compensation Committee, any pro rata portion of the bonus for the partial calendar year to the date of termination, (iii) any unpaid vacation or unreimbursed expense and (iv) any amounts entitled to pursuant to his SERP.

During the term of employment and for a period of eighteen months following termination, Mr. Schenkel has agreed not to compete within a hundred mile radius of the City of Fort Wayne, Indiana or any other community outside of Fort Wayne, Indiana in which we or any of our subsidiaries have a banking or other business office location. Mr. Schenkel has also agreed, for the same period of time, not to solicit our existing employees or our existing or prospective customers.

Mr. Schenkel’s employment agreement contains no change of control provisions.

Michael D. Cahill

On August 23, 2006, we entered into an employment agreement with Michael D. Cahill to serve as Executive Vice President, Chief Financial Officer and Secretary. In the fourth quarter of 2006, Mr. Cahill began service as the Chief Operating and Financial Officer of our Company and President and Chief Executive Officer of Tower Bank & Trust. On August 1, 2008, Mr. Cahill was named President and Chief Executive Officer of the Company. He currently serves as both President and Chief Executive Officer of the Company and its bank subsidiary. The term of Mr. Cahill’s agreement was for a period of two years, expiring June 30, 2008 subject to one two year extension. This agreement was extended on March 31, 2008 for the two year extension period ending June 30, 2010. Mr. Cahill’s annual salary is $180,000 subject to annual review by the Compensation Committee and approved by the Board. In addition, Mr. Cahill is eligible to receive an annual cash bonus, based upon the satisfaction of prescribed individual goals and the Company’s attainment of prescribed net income goals in accordance with the Tower Financial Corporation Officer Incentive Plan, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He is also eligible to participate in our Deferred Compensation Plan, described in further detail in the preceding section titled “Deferred Compensation” and the 2006 Equity Incentive Plan described in further detail in the section titled preceding “Equity Incentive Compensation.”

If Mr. Cahill’s agreement is terminated without “cause,” defined as (i) the commission of an act of malfeasance, dishonesty, fraud or breach of trust resulting in, or intending to result in substantial gain or personal enrichment to which Mr. Cahill is not entitled, (ii) the continued non-performance or breach of any material duty or obligation under the agreement with failure to cure within thirty days of notice, or (iii) the indictment, conviction of or plea of guilty or no contest to any felony or any crime involving moral turpitude, Mr. Cahill is entitled to: (a) if there are less than six months remaining in the current term, continued payments of base salary each month during the duration of the term and, in addition, continued payments of base salary for an additional period of eighteen months; or (b) if there are more than six months remaining in the current term, continued base salary payments for an aggregate period of twenty-four months following termination. In addition, all unvested stock options will be deemed fully vested, effective as of the date of termination, but shall be exercisable for only ninety days following termination.

If we decide not to pursue or fail to come to a mutual agreement with Mr. Cahill regarding a new contract by March 31, 2010, which results in Mr. Cahill’s termination without cause, Mr. Cahill is entitled to receive an amount equal to eighteen months’ salary, payable ratably over a period of twenty-four months following expiration of the current term. In addition, all unvested stock options will be deemed fully vested, effective as of the date of termination, but shall be exercisable for only ninety days following termination.

During the term of employment and for a period of eighteen months following termination, Mr. Cahill agrees not to compete within a seventy-five mile radius around the City of Fort Wayne, Indiana or any other community outside of Fort Wayne, Indiana in which we or any of our subsidiaries have a banking or other business office location. Mr. Cahill has also agreed, for the same period of time, not to solicit our existing employees or our existing or prospective customers.

In the event of a change of control and : (i) Mr. Cahill agrees to continue his duties for a period not to exceed 135 days following the change of control, Mr. Cahill is entitled to, in addition to and not in lieu of payments and benefits Mr. Cahill may otherwise be entitled to under the agreement, (a) continued payments of base salary for an additional period of 18 months and (b) shortened non-compete and non-solicitation periods; (ii) and Mr. Cahill is terminated, Mr. Cahill is entitled to shortened non-compete and non-solicitation periods; or (iii) Mr. Cahill has executed a new employment agreement to replace or succeed the current agreement, Mr. Cahill is entitled to elect to be governed by the terms of the severance benefits under the new agreement or elect to be governed by the terms of the existing severance benefits in which case he will receive shortened non-competition and non-solicitation periods and continued base salary for an additional period of twelve months following termination.

Darrell L. Jaggers

As disclosed in last year’s proxy, 0n April 11, 2005, we entered into an employment agreement with Darrell L. Jaggers. His salary in calendar 2008 was set at $162,750. During 2008, Mr. Jaggers resigned his position as Executive Vice President and Chief Lending Officer of the Company and its bank subsidiary effective June 2008.

 As part of this decision the Company and Mr. Jaggers agreed that he would be paid one year’s salary as consideration for a two year non-compete and non-solicitation agreement.

Gary D. Shearer

On April 25, 2002, we entered into an employment agreement with Gary D. Shearer to serve as Senior Vice President of our Company. Since that time, Mr. Shearer has been promoted to President and Chief Executive Officer of our subsidiary, Tower Trust Company. The initial term of Mr. Shearer’s agreement was for a period of two years, expiring April 25, 2004. The agreement is subject to, and is currently operating under, successive two-year automatic renewals. The term of his contract is to  April 24, 2010. Mr. Shearer’s current annual salary is $150,000, subject to annual review by the Compensation Committee and approval by  the Board. In addition, Mr. Shearer is eligible to receive an annual cash bonus, based upon the satisfaction of prescribed individual goals and the Company’s attainment of prescribed net income goals in accordance with the Tower Financial Corporation Officer Incentive Plan, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He is also eligible to participate in our Deferred Compensation Plan, described in further detail in the preceding section titled “Deferred Compensation” and the 2006 Equity Incentive Plan described in further detail in the section titled “Equity Incentive Compensation.”

If Mr. Shearer’s employment agreement is terminated due to death or permanent disability, Mr. Shearer, or his estate, is entitled to a sum equal to one month’s salary. If Mr. Shearer is terminated (i) by us without “cause,” defined as (a) a violation of a material Company policy or failure to perform any of the material duties or obligations under the employment agreement with a failure to cure same within thirty days of notice, or (b) upon any dishonesty or any kind of willful misconduct including, but not limited to, theft of, or other unauthorized personal use of Company funds with a failure to cure same within ten days of notice, (ii) at Mr. Shearer’s option upon our material breach of the employment agreement, or for “good cause,” defined as (a) without Mr. Shearer’s express consent, the assignment of duties or responsibilities inconsistent with Mr. Shearer’s position or a material change in his reporting responsibilities, titles or offices, with a failure to cure same within thirty days of notice, or (iii) by us upon notice of intent not to renew, Mr. Shearer is entitled to a sum equal to two years’ salary. Mr. Shearer is also entitled to a sum equal to two years’ salary if we fail to obtain agreement from a successor to assume or agree to perform our obligations under this agreement.

During the term of employment and for a period of two years following termination, Mr. Shearer agrees not to compete within a fifty mile radius around the City of Fort Wayne, Indiana and furthermore agrees not to solicit our existing employees or our existing or prospective customers.

If within four months before or twenty-four months and one day after a change of control, we terminate Mr. Shearer other than for cause or for reason of death or permanent disability, Mr. Shearer is entitled to receive a sum equal to two years’ salary plus an amount equal to two times his average bonus (calculated as an average of his three prior years’ bonus payments).

Richard R. Sawyer

On November 27, 2007, we entered into a two year employment agreement with Richard R. Sawyer to serve as Senior Vice President, Chief Financial Officer and Secretary. In November 2006, Mr. Sawyer began service as the Chief Financial Officer of Tower Bank.  In May 2007, Mr. Sawyer was appointed Chief Financial Officer of the Company. The term of Mr. Sawyer’s agreement is for a period of two years, expiring November 27, 2009. Mr. Sawyer’s current annual salary is $135,000 subject to annual review by the Compensation Committee and approval by the Board. In addition, Mr. Sawyer is eligible to receive an annual cash bonus, based upon the satisfaction of prescribed individual goals and the Company’s attainment of prescribed return on equity, asset quality and deposit goals in accordance with the Tower Financial Corporation Officer Incentive Plan, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He is also eligible to participate in our Deferred Compensation Plan, described in further detail in the preceding section titled “Deferred Compensation” and the 2006 Equity Incentive Plan described in further detail in the section titled preceding “Equity Incentive Compensation.”

If we provide notice prior to August 27, 2009 that Mr. Sawyer’s agreement will not be extended for a two-year term, or if Mr. Sawyer’s agreement is terminated without “cause,” defined as (i) the commission of an act of malfeasance, dishonesty, fraud or breach of trust resulting in, or intending to result in substantial gain or personal enrichment to which Mr. Sawyer is not entitled, (ii) the continued non-performance or breach of any material duty or obligation under the agreement with failure to cure within thirty days of notice, or (iii) the indictment, conviction of or plea of guilty or no contest to any felony or any crime involving moral turpitude, Mr. Sawyer is entitled to: (a) if there are less than six months remaining in the current term, continued payments of base salary each month during the duration of the term and, in addition, continued payments of base salary for an additional period of twelve months; or (b) if there are more than six months remaining in the current term, continued base salary payments for an aggregate period of eighteen months following termination. In addition, all unvested stock options will be deemed fully vested, effective as of the date of termination, but shall be exercisable for only ninety days following termination.

If we fail to come to a mutual agreement with Mr. Sawyer regarding a two-year extension term, which results in Mr. Sawyer’s termination without cause, Mr. Sawyer is entitled to receive an amount equal to twelve months’ salary, payable ratably over a period of eighteen months following expiration of the current term. In addition, all unvested stock options will be deemed fully vested, effective as of the date of termination, but shall be exercisable for only ninety days following termination.

During the term of employment and for a period of twelve months following termination, Mr. Sawyer agrees not to compete within a seventy-five mile radius around the City of Fort Wayne, Indiana or any other community outside of Fort Wayne, Indiana in which we or any of our subsidiaries have a banking or other business office location. Mr. Sawyer has also agreed, for the same period of time, not to solicit our existing employees or our existing or prospective customers.

In the event of a change of control: (i) and Mr. Sawyer’s responsibilities are substantially reduced or changed, Mr. Sawyer may elect to voluntarily terminate his employment in which  Mr. Sawyer is entitled to, (a) continued payments of base salary for an additional period of twelve months and (b) shortened non-compete and non-solicitation periods; (ii) and Mr. Sawyer is terminated without cause, Mr. Sawyer is entitled to shortened non-compete and non-solicitation periods; or (iii) Mr. Sawyer has executed a new employment agreement to replace or succeed the current agreement, Mr. Sawyer is entitled to elect to be governed by the terms of the severance benefits under the new agreement or elect to be governed by the terms of the existing severance benefits in which case he will receive shortened non-competition and non-solicitation periods and continued base salary for an additional period of twelve months following termination.

Tax Considerations

The Committee’s intent is that the forms of compensation we pay to our executives will be tax deductible, unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or as otherwise not be in our best interest. At this time we believe that all of the compensation we have paid to our Named Executive Officers is deductible under Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid by a publicly-traded corporation to its Chief Executive Officer and four other highest paid executives for amounts in excess of $1 million, unless certain performance based conditions are met. Base salaries of all of our named executive officers are tax deductible because they are less than $1 million, our incentive plans have been approved by shareholders, and awards under these plans are designed to qualify as “performance-based” compensation. We reserve the right, however, to provide compensation which is not tax deductible, however, if we believe that the benefits of doing so outweigh the loss of the tax deduction.

Amounts deferred under our non-qualified deferred compensation program after December 31, 2004, are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a twenty percent penalty and an interest penalty. We currently operate our plans in good faith compliance with Section 409A’s requirements, as permitted by the regulations issued by the Internal Revenue Service.

We have no change in control agreements with any of our executive officers that would currently trigger the application of Sections 280G and 4999 of the Internal Revenue Code, which impose excise taxes on an executive which receives any “excess parachute payments” in connection with a change in control contract.

Accounting Considerations

We account for all compensation paid in accordance with GAAP. The required accounting treatment has not affected the form of compensation paid to any of our named executive officers. Beginning on January 1, 2006, we began accounting for stock-based payments under all of our equity incentive plans in accordance with the requirements of FASB Statement 123(R).

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the compensation awarded to, earned by or paid to each of the Named Executive Officers for our fiscal year ended December 31, 2008.

Messrs. Schenkel, Cahill, Jaggers and Sawyer did not receive any payments that would be required to be characterized as a "Bonus" payment for our fiscal year ended December 31, 2008.  However, Mr. Shearer did receive a “Bonus” payment of $13,500 for his extra efforts in guiding the Trust company to a profitable year in spite of the adverse market conditions.  The short-term cash incentive amounts paid to our Named Executive Officers and earned during 2008 pursuant to our Officers Incentive Plan described in this CD & A are set forth in the "Non-Equity Incentive Plan Compensation" column.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards[2]	Non-Equity Incentive Plan Compensa-tion[3]	Change in Pension Value and Non-qualified Deferred Compensation Earnings[4]	All Other Compen-sation[5]	Total ($)
		($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Donald F.	2008	$305,962	-	-	-	-	$276,864	$20,100	$602,926
Schenkel,	2007	$325,000	-	-	-	-	$235,397	$32,447	$592,844
Chairman	2006	$297,779	-	-	$8,388	$119,111	$218,820	$18,546	$662,644
Michael D.	2008	$180,000	-	-	$23,449	$18,875	-	$10,579	$232,903
Cahill, CEO &	2007	$180,000	-	-	$32,218	-	-	$7,880	$220,098
President	2006	$162,846	-	-	$32,355	$65,139	-	$19,602	$279,942
Richard R.	2008	$130,577	-	-	$3,336	$17,115	-	$4,412	$155,638
Sawyer, CFO	2007	$103,990	$13,500	-	-	-	-	$3,090	$120,580
	2006	$87,885	$10,000	-	-	$12,834	-	$184	$110,903
Gary D. Shearer,	2008	$149,620	$13,500	-	$6,388	-	-	$17,317	$186,805
CEO Tower	2007	$144,481	-	-	$2,282	$73,699	-	$15,834	$236,296
Trust Co.	2006	$136,539	-	-	$7,430	$55,000	-	$21,034	$220,003
Darrell L.	2008	$75,115	-	-	-	-	-	$178,626	$253,741
Jaggers, EVP	2007	$162,154	$13,500	-	$13,065	-	-	$14,970	$203,689
	2006	$149,173	-	-	$13,572	$41,023	-	$23,216	$226,984

__________________________________________
1 Messrs. Sawyer and Jaggers each received a discretionary cash bonus for their extra efforts expended by both in working through some of the Bank’s problem loans during 2007, and , in Mr. Sawyer’s case, in recognition of his promotion mid-year to Chief Financial Officer. The short-term cash incentive amounts paid to our Named Executive Officers and earned during 2007 pursuant to our Officers Incentive Plan described in the CD&A are set forth in the “Non-Equity Incentive Plan Compensation” column.
2 Tower Financial Corporation did not grant Option Awards in 2008.  Amounts represent the compensation cost recognized in 2008 related to option awards in prior years as required by FAS123R.  Pursuant to our Long-Term Incentive Plan, stock options were granted on dates indicated in the table below.  The number of options awarded is based on performance in the preceding fiscal year and subject to a three-year service vesting.  The values in the table represent the 2008 expense computed in accordance with FAS123R, using the methods and assumptions described in the 2008 annual report.

Name	Grant Date	Exercise $	Volatility	Risk-free Interest Rate	Expected Life (yrs)	Options
Cahill, Michael	06/22/2004	$14.00	36.878%	4.467%	8.00	7500
Cahill, Michael	11/01/2005	$16.13	25.519%	4.230%	7.00	675
Cahill, Michael	11/01/2005	$16.13	25.519%	4.230%	7.00	6825
Cahill, Michael	11/16/2004	$13.76	36.450%	3.700%	7.00	5000
Jaggers, Darrell	04/11/2005	$14.25	26.293%	4.150%	7.00	7500
Jaggers, Darrell	11/01/2005	$16.13	25.519%	4.230%	7.00	2500
Schenkel, Donald	01/31/2003	$13.35	25.862%	3.153%	5.50	5000
Schenkel, Donald	02/13/2002	$13.55	25.568%	4.870%	8.00	7000
Shearer, Gary	01/31/2003	$13.35	25.862%	3.153%	5.50	3000
Shearer, Gary	02/13/2002	$13.55	25.568%	4.870%	8.00	2500
Shearer, Gary	11/01/2005	$16.13	25.519%	4.230%	7.00	2000
3Amounts reflect the awards earned in fiscal year end December 31, 2008, in connection with Tower Financial Corporation’s Performance Based Cash Incentive Compensation Plan for the performance period ending December 31, 2008.  These amounts were paid in February 2009.
4Amounts represent the expense recognized for financial statement reporting purposes for fiscal year end December 31, 2008 in connection with the SERP for Mr. Schenkel.  Details regarding this plan are described in the CD&A and Pension Benefits Table.  Nonqualified Deferred Compensation earnings are not reported; they were not above-market in 2008.
5 Amounts represent an aggregate of all other compensation as detailed in table titled “All Other Compensation”.

All Other Compensation

Perquisites						All Other Compensation
Name	Personal Use Company Automobile	Separation Pay	Club Dues[1]	Company Paid Parking	Company Paid Life Insurance[2]	Company Paid 401(k)Match	Club Dues Gross Up	Deferred Compensation Earnings	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)
Donald F. Schenkel, Chairman	$664	-	$6,900	$600	$787	$7,750[4]	$3,399	-	$20,100
Michael D. Cahill, CEO & President	$1,990	-	-	$600	$900	$5,460	-	$1,629	$10,579
Richard R. Sawyer, CFO	-	-	-	-	$693	$3,719	-	-	$4,412
Gary D. Shearer, CEO Tower Trust Co.	-	-	$6,460	-	$800	$4,488	$3,182	$2,387	$17,317
Darrell L. Jaggers, EVP	-	$162,750	$6,900	-	$422	$5,165	$3,399	-	$178,626

__________________________________________
 1A formal policy of recognizing two-thirds of the cost of social club dues as the business portion of such facility use was adopted in the 4th Quarter of 2006.

2These amounts represent premiums paid for life insurance at one times the NEO’s annual base salary to a maximum benefit of $150,000. This benefit reduces to 30% of base salary once the participant reaches age 65.

Grants of Plan-Based Award for Fiscal 2009

The table below summarizes the February 2009 grants of Officer Incentive Plan-based awards, regarding potential cash incentive compensation, made to our Named Executive Officers for our fiscal year ended December 31, 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maxi-mum ($)	Threshold	Target		Maxi-mum	(#)	(#)
		($)	($)		(#)	(#)		(#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Donald F. Schenkel, Chairman		-	-	-	-	-		-	-	-	-
Michael D. Cahill, CEO & President		$36,000	$54,000	$72,000	-	-		-	-	-	-
Richard R. Sawyer, CFO		$27,000	$40,500	$54,000	-	-		-	-	-	-
Gary D. Shearer, CEO Tower Trust Co.		$30,000	$45,000	$60,000	-	-		-	-	-	-
Darrell L. Jaggers, EVP		-	-	-	-	-		-	-	-	-

 __________________________________________
1Amounts represent estimates of awards under the Tower Financial Corporation Officer Incentive Plan, the targets of which were established by the Compensation Committee in February 2009.  Estimated amounts are the 2009 Threshold, Target, and Maximum values set forth in the Tower Financial Corporation Officer Incentive Plan, which is described in further detail in the Compensation Discussion & Analysis.

Outstanding Equity Awards at Fiscal Year-End 2008:
The following table sets forth the Named Executive Officers' outstanding equity awards as of the end of 2008.  The Committee made grants of 13,500 total shares of restricted stock to ten employees on May 12, 2008.  No other grants were made during 2008.  The Committee is bound under the terms of our 2006 Equity Incentive Plan to issue no stock options with a grant date earlier than the actual date of the award, and the Committee has affirmed its awareness of and commitment to that obligation.  We have also verified that no stock options were granted under either our 1998 or 2001 Stock Option Plans with a grant date earlier than the actual date of each award under those Plans.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date[1]	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
	Exercisable	Unexercisable

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Donald F.	2,929	-	-	$10.00	1/28/2009	-	-	-	-
Schenkel,	7,000	-	-	$13.55	2/12/2012	-	-	-	-
Chairman	5,000	-	-	$13.35	1/30/2013	-	-	-	-
Michael D.	7,000	-	-	$14.00	6/21/2014	-	-	-	-
Cahill,	5,000	-	-	$13.76	11/15/2014	-	-	-	-
CEO &	506	169[4]	-	$16.13	11/1/2015	-	-	-	-
President.	5,119	1,706[5]	-	$16.13	11/1/2015	-	-	-	-
Richard R. Sawyer, CFO	-	-	-	-	-	2,000	$12,100	-	-
Gary D.	10,000	-	-	$9.00	9/15/2009	-	-	-	-
Shearer,	2,500	-	-	$10.35	8/27/2011	-	-	-	-
CEO	2,500	-	-	$13.55	2/12/2012	-	-	-	-
Tower Trust	3,000	-	-	$13.35	1/30/2013	-	-	-	-
Co.	1,500	500[6]	-	$16.13	11/1/2015	-	-	-	-
						2,000	$12,100	-	-
Darrell L. Jaggers,			-	$14.25	4/10/2015	-	-	-	-
EVP			-	$16.13	11/1/2015	-	-	-	-

__________________________________________
 1 Expiration date is 10 years from Grant Date.
 2 169 shares vest on November 1, 2009.
 3 1,706.25 shares vest on November 1, 2009.
 4  500 shares vest on November 1, 2009.
     500 shares vest of May 12, 2009, 500 shares vest of May 12, 2010, 500 shares vest on May 12, 2011, and 500 shares vest of May 12,   2012.

Potential Payments Upon Termination or Change in Control

We have no change-in-control agreements as such with any of our Named Executive Officers, but we have employment agreements with Messrs. Cahill, Jaggers, Shearer and Sawyer of our Named Executive Officers that have limited change-in-control payment requirements under certain circumstances, and there is a decreasing change-in-control provision in our Chief Executive Officer’s SERP. There are also certain severance payout requirements with certain of our Named Executive Officers in the event that their employment is terminated, except for specified reasons. These are summarized in the Compensation Discussion & Analysis in the descriptions of the applicable employment agreements and in the description of Mr. Schenkel’s SERP, and are further quantified and explained in the following table.

The discussion and tables below reflect the amount of compensation to each of the Named Executive Officers of the Company in the event of termination of such Named Executive Officer’s employment. The amounts shown assume a termination date of December 31, 2007. Such amounts are estimates. Amounts do not include compensation and benefits available to all of the Company’s general employees.

The Company has entered into separate employment agreements with Messrs. Schenkel, Cahill, Shearer, Sawyer and Jaggers. Summaries of the agreements are provided in the Compensation Discussion & Analysis, and payments upon termination or change in control are specified in this section.

Each officer’s receipt of these payments and benefits is conditioned on his agreement not to solicit clients or employees, and not to compete with the Company, for a period of at least twelve (12) months following the Termination Date, or a longer period of time as determined by specific employment agreements. Competition includes holding more than 2% interest in a competing business, and directly or indirectly owning, managing, operating, joining, or being employed by a competing business or as specifically described in each officer’s employment agreements.

Executive Compensation and Benefits Payable Upon Termination	Voluntary Termination	Without Cause	For Cause	Change-in-Control	Death	Disability	Retirement
Donald F. Schenkel, Chairman
Base Salary	Paid to DOT	$305,500	Paid to DOT	NA	Paid to DOT	Paid to DOT	Paid to DOT
Short-Term Incentive(1)	NA	NA	NA	NA	NA	NA	NA
Value of Unvested Restricted Stock	NA	NA	NA	NA	NA	NA	NA
Intrinsic Value of Unvested Stock Options	NA	NA	NA	NA	NA	NA	NA
Supplemental Executive Retirement Plan	$142,500(4)	$1,140,642(6)	$1,140,642(6)	$1,140,642(6)	$1,140,642(6) )	$142,500(4)	$142,500 (4)
Deferred Compensation(2)	-	-	-	-	-	-	-
Medical Insurance	NA	NA	NA	NA	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA	NA	NA

Michael D. Cahill, CEO & President
Base Salary	Paid to DOT	$270,000	Paid to DOT	$270,000	Paid to DOT	Paid to DOT	NA
Short-Term Incentive(1)	$54,000	$54,000	$54,000(5)	$54,000	$54,000	$54,000	NA
Value of Unvested Restricted Stock	NA	NA	NA	NA	NA	NA	NA
Intrinsic Value of Unvested Stock Options	($14,563)	($14,563)	-	($14,563)	($14,563)	($14,563)	NA
Deferred Compensation(2)	$21,774	$21,774	$21,774	$21,774	$21,774	$21,774	NA
Medical Insurance	NA	NA	NA	NA	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA	NA	NA

Richard R. Sawyer, CFO
Base Salary	Paid to DOT	$202,500	Paid to DOT	$135,000	Paid to DOT	Paid to DOT	NA
Short-Term Incentive(1)	$40,500	$40,500	-	$40,500	$40,500	$40,500	NA
Value of Unvested Restricted Stock	NA	NA	NA	NA	NA	NA	NA
Intrinsic Value of Unvested Stock Options	NA	NA	NA	NA	NA	NA	NA
Deferred Compensation(2)	-	-	-	-	-	-	-
Medical Insurance	NA	NA	NA	NA	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA	NA	NA

Gary D. Shearer, CEO Tower Trust Co.
Base Salary	Paid to DOT	$300,000	$300,000	$300,000	$12,089	$12,089	NA
Short-Term Incentive(1)	$45,000	$45,000	$45,000(5)	$100,175	-	-	NA
Value of Unvested Restricted Stock	NA	NA	NA	NA	NA	NA	NA
Intrinsic Value of Unvested Stock Options	($3,130)	($3,130)	-	($3,130)	($3,130)	($3,130)	NA
Deferred Compensation(2)	$29,888	$29,888	$29,888	$29,888	$29,888	$29,888	NA
Medical Insurance	NA	NA	NA	NA	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA	NA	NA

(1)
Reflects calculations based on assumption of individual’s employment with Company as of 12/31/08 and based on Company’s attainment of targeted net income levels. Messrs. Cahill, Shearer, and Sawyer target level bonus is at 30% of base salary.

(2)	Reflects vested amounts as of 12/31/08.
(3)	As of 12/31/08, the 280G Tax Gross-up calculation does not apply.
(4)	As of 12/31/08, the dollar value is based on the age of 66 and receiving 45% of the SERP benefit. This is a yearly benefit.
(5)	If bonus was earned as of the date of 12/31/08.
(6)	The SERP benefit is the liability amount accrued on the books of the Company as of 12/31/08. This amount is to be paid in a lump sum within 60 days of the separation date.
(7)	If termination is due to death, the lump sum payment is to be paid to Mr. Schenkel’s surviving spouse.

Payments Made Upon Termination for Cause

If the Company terminates an officer’s employment for “Cause”, as that term is defined in each officer’s employment agreement, then the Company will pay the officer accrued compensation and benefits. Such amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. In the table above, we assume that all accrued compensation and benefits have been paid as of the date of termination (12/31/08); therefore, no additional compensation is provided to the officer, unless otherwise mentioned in the specified employment agreement.

Payments Made Upon Voluntary Termination by the Employee

If the officer voluntarily terminates employment, then we will pay the officer accrued compensation and benefits to the date of termination. Such amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. In the table above, we assume that all accrued compensation and benefits have been paid as of the date of termination (12/31/08); therefore, no additional compensation is provided to the officer. “Voluntary” Termination by the employee is defined in each officer’s employment agreement.

Payments Made Upon Termination for Without Cause (not associated with a Change in Control)

If we terminate an officer’s employment “Without Cause”, then we will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unpaid earned bonus, unused vacation, and any accrued expense reimbursements. In addition, we will generally pay additional compensation based on each officer’s employment agreement, if required to do so. Payments to the officer are considered severance pay in consideration of the officer’s past service. The severance payment constitutes our entire obligation to the officer. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, which we assume, for illustration only, to be December 31, 2008. Any additional compensation or severance will be paid in accordance with the employment agreement. “Without Cause” is defined in the employment agreement and it generally means that at our option, the contract has not been renewed or determined for good reason to separate employment with the officer.

Payments Made Upon a Change in Control

If we terminate an officer’s employment due to a “Change in Control”, then the Company will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. In addition, we will generally pay additional compensation based on each officer’s employment agreement. Payments to the officer, if any, are considered severance pay in consideration of the officer’s past service. The severance payment constitutes our entire obligation to the officer. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, assumed for illustration only, to be December 31, 2008. Any additional compensation or severance will be paid in accordance with the employment agreement. “Change in Control” is defined in each officer’s employment agreement; it generally means a reorganization, merger, consolidation, liquidation or dissolution of the company, or other form of corporate transaction or series of transactions.

Payments Made Upon Death

If the officer’s employment terminates due to death, then we will pay the officer’s estate all his accrued compensation and benefits. Such amounts include unpaid salary, unpaid earned bonus, unused vacation, and any accrued expense reimbursements. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, assumed, for illustration only, to be December 31, 2008. Therefore, no additional compensation is provided to the officer, unless otherwise stated in their employment agreement.

Payments Made Upon Disability

If we terminate an officer’s employment due to “Disability”, then we will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unpaid earned bonus, unused vacation, and any accrued expense reimbursements. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, assumed, for illustration only, to be December 31, 2008. Therefore, no additional compensation is provided to the officer. “Disability” is defined in each officer’s employment agreement and it generally means a physical or mental impairment that entitles the officer to receive benefits under the Company’s long-term disability plan because he or she has been unable, in spite of reasonable accommodation, to perform the essential functions required of his or her position.

Payments Made Upon Retirement

If we terminate an officer’s employment due to “Retirement”, then we will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unpaid earned bonus, unused vacation, and any accrued expense reimbursements. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, assumed, for illustration only, to be December 31, 2008. Therefore, no additional compensation is provided to the officer, unless specifically stated in the officer’s employment agreement.  “Retirement” is defined in either the officer’s employment agreement or as defined as voluntary termination of employment by the officer who has reached Social Security Retirement age.

Option Exercises and Stock Vested

	Option Awards*[1]		Stock Awards*[2]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

(a)	(b)	(c)	(d)	(e)
Donald F. Schenkel, Chairman	-	-	-	-
Michael D. Cahill, CEO & President	-	-	-	-
Richard R. Sawyer, CFO	-	-	-	-
Gary D. Shearer, CEO Tower Trust Co.	-	-	-	-
Darrell L. Jaggers, EVP	-	-	-	-

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)

(a)	(b)	(c)	(d)	(e)
Donald F. Schenkel, Chairman	Supplemental Executive Retirement Plan (SERP)[3]	-	$1,140,642	-
Michael D. Cahill, CEO & President.	-	-	-	-
Richard R. Sawyer, CFO	-	-	-	-
Gary D. Shearer, CEO Tower Trust Co.	-	-	-	-
Darrell L. Jaggers, EVP	-	-	-	-

__________________________________________
 3 The SERP Plan has been in place for 6 years.  Mr. Schenkel is currently the only participant.  Additional information regarding the SERP is provided in the section titled “Retirement and Other Benefits” within the CD & A.
 1 Messrs. Cahill, Sawyer, Shearer, and Jaggers did not exercise any stock options during the fiscal year ended December 31, 2008.
 2 No stock awards vested for any of the named executive officers during the fiscal year ended December 31, 2008.
 3 The SERP Plan has been in place for 6 years.  Mr. Schenkel is currently the only participant.  Additional information regarding the SERP is provided in the section titled “Retirement and Other Benefits” within the CD & A.

Donald F Schenkel SERP Benefits Summary

Age	Base Salary (1)	Annual Benefit	Net Unaccrued Liability (2)
68	$285,000	$156,750	$388,161
69	$285,000	$171,000	$195,361
70	$285,000	$185,250	$0

(1)	Amounts represent the maximum salary benefit Mr. Schenkel will receive under the SERP. For purposes of calculating benefits under the SERP, Mr. Schenkel’s base salary is capped at $285,000 per annum.
(2)	Amounts represent the excess over the amount otherwise required to be accrued in the event that Mr. Schenkel retires prior to his retirement age of 70 in order to pay the described annual benefit.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY [1]	Aggregate Earnings in Last FY [2]	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Donald F. Schenkel, Chairman[3]	-	-	-	-	-
Michael D. Cahill, CEO & President	-	-	$1,629	-	$36,063
Richard R. Sawyer CFO	-	-	-	-	-
Gary D. Shearer, CEO Tower Trust Co.	-	-	$2,367	-	$53,531
Darrell L. Jaggers, EVP	-	-	-	-	-

__________________________________________
1 Amounts represent awards granted by the Committee pursuant to the Deferred Compensation Plan, which is described in further detail in the section entitled “Deferred Compensation” within the Compensation Discussion and Analysis.
2 Amounts represent interest earned during 2008 on the aggregate amount held for each Named Executive Officer.  The rate of interest is the average five-year treasury rate for the last full week of the year prior per the Wall Street Journal.  Thus, in 2008, this interest rate was based on the average five-year treasury rate from the Wall Street Journal for the week ended December 30, 2008, which was 4.65%.

Director Compensation

For the fiscal year ended December 31, 2008, we paid members of the TOFC Board of Directors a $2,500 cash annual retainer as well as $500 for each Board meeting attended.  We also paid members of the Tower Bank Board of Directors and Tower Trust Company’s Board of Directors each a $2,500 cash annual retainer as well as $400 for each Board meeting attended.  A person serving on more than one Board of Directors is paid a retainer for each Board.

In regard to committees, we paid the chair of the Audit Committee, Mr. Niezer, an annual retainer of $1,250, we paid the chair of the Compensation Committee, Mr. Gouloff, an annual retainer of $1,000 and we paid the chair of the Corporate Governance Committee, Ms. Walters, an annual retainer of $750. A retainer was also received by each of the Compensation Committee members in the amount of $750. Additionally, each member of the TOFC Board of Directors who served on a committee of either TOFC or of Tower Bank or of Tower Trust Company, received $400 for each committee meeting attended.  The following chart illustrates those serving on each Board of Directors and Committees.

	TOFC				Tower Bank		Tower Trust
Directors	Board Member	Comp Com	Audit Com	Corp Gov Com	Board Member	L& I Com	Board Member
Keith Busse	x		x		x	x
Kathryn Callen	x		x	x			x
Scott Glaze	x				x	x
Michael Gouloff	x	x (1)			x	x
Jerome Henry	x		x		x	x
Debra Niezer	x	x					x
William Niezer	x		x (1)		x
Joseph Ruffolo	x	x			x	x
Charles Surack	x				x
Robert N. Taylor	x				x
John Tippman, Sr	x
Irene Walters	x			x (1)	x

(1)	Messrs. Gouloff and Niezer and Ms. Walters chair the designated committee.

The compensation program for our non-employee directors is reviewed annually by the Committee to ensure that the program remains competitive. In 2005, the Committee employed Clark Consulting to review our Board of Directors compensation program. The Clark Consulting report indicated that Board and committee members were being compensated at the 25th percentile or below, and, based on that review, the Committee agreed to increase the Board and committee compensation up to the 50th percentile over a three-year period, commencing in 2005.  The Committee has contracted with Amalfi Consulting to once again review our Board of Directors compensation program for 2008.

We have a Director Deferred Compensation Plan, which enables directors to defer any portion of their current compensation. We have not included any non-qualified deferred compensation earnings on directors’ deferred fees because we do not pay above-market interest on these deferred amounts.

The following table provides information concerning the compensation of our directors for the year ended December 31, 2008.

Directors Compensation Table

Name	Fees Earned Or Paid in Cash	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp.(1)	Total
	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Keith E. Busse	14,400						14,400
Kathryn D. Callen*	14,500				2,273		16,773
Scott Glaze #	13,500						13,500
Michael S. Gouloff*	25,600				3,210		28,810
Jerome F. Henry, Jr.*	25,100				2,533		27,633
R.V. Prasad Mantravadi, M.D.* +	6,600				1,638		8,238
Debra A. Niezer*	13,950				2,771		16,721
William G. Niezer*	18,150				2,523		20,673
Joseph D. Ruffolo*	28,850				3,203		29,053
Charles Surack #	6,900						6,900
Robert N. Taylor #	6,900						6,900
John V. Tippmann, Sr.*	4,900				1,341		6,241
Irene A. Walters*	13,649				2,470		16,419

*	Indicates that the Director has elected to defer stated amounts pursuant to the Director Deferred Compensation Plan.
+	R.V. Prasad Mantravadi, M.D. resigned from the Tower Financial Corporation board of directors on December 2, 2008, with an effective date of January 1, 2009.
#
Mssrs. Glaze, Surack, and Taylor were appointed to the Tower Financial Corporation board on December 2, 2008, with an effective date of January 1, 2009.  The amounts shown for 2008 reflect their fees earned for serving on the Tower Bank board of directors.

PROPOSAL 2

RATIFICATION OF OUTSIDE ACCOUNTANTS

The Audit Committee has selected Crowe Chizek and Company LLC (“Crowe”), independent registered public accountants, as our auditors for the year ending December 31, 2009. Although the law does not require shareholder approval of the selection of Crowe, our Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If our shareholders at the 2009 Annual Meeting do not approve this proposal, our Audit Committee will revisit their selection of Crowe for the coming year’s audit work.

Representatives of Crowe are expected to be present at the 2009 Annual Meeting and will be given an opportunity to make a statement if they desire. Representatives will respond to appropriate questions by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
OF CROWE CHIZEK & COMPANY LLC, AS OUTSIDE ACCOUNTANTS.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight regarding the integrity of Tower Financial Corporation’s financial and accounting functions and systems of internal controls. Management has the primary responsibility for our accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of our consolidated financial statements. Crowe Chizek and Company LLC, our independent auditor, is responsible for performing an independent audit of our consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, as well as  issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States, on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of our internal control over financial reporting. The Audit Committee oversees our financial reporting process on behalf of the Board, reviews our financial disclosures, and meets privately, outside the presence of management, with our independent auditors to discuss our internal accounting control policies and procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and with Crowe Chizek and Company LLC, and recommended to the Board of Directors (and the Board of Directors approved) the inclusion of the audited consolidated financial statements in our 2008 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission, as well as the quarterly financial statements included in the Company’s Forms 10-Q during 2008, including the specific disclosures in the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has discussed with the Company’s independent auditors, Crowe Chizek and Company LLC, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has also received and reviewed the written disclosures and the letter from Crowe required by Independence Standard No.1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors their independence.

The Audit Committee has also considered whether the provision of services by Crowe not related to the audit of the financial statements referred to above is compatible with maintaining Crowe’s independence.

The Audit Committee also selects and appoints our independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and reviews and approves the independent auditors’ fees. In that regard, the Audit Committee approved the selection and engaged the services of Crowe Chizek and Company LLC as our independent auditors for the Company’s fiscal year ending December 31, 2009.

William G. Niezer, Chair
Keith E. Busse (Financial expert)
Kathryn D. Callen
Jerome F. Henry, Jr.

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

Auditors’ Services and Fees

The Company incurred the following fees for services performed by Crowe in fiscal years 2008 and 2007.

Audit Fees: Fees for professional services provided in connection with the audit of our annual consolidated financial statements and for the review of financial statements included in our Forms 10-Q, as well as internal control over financial reporting and services concerning SEC filings, were $136,350 for fiscal year 2008 and $123,000 for fiscal year 2007.

Audit-Related Fees: Fees for professional services for the 401(k) plan audit were $18,000 for fiscal year 2008 and $17,386 for fiscal year 2007.

Tax Fees: Fees for services rendered for tax compliance, tax advice and tax planning, including assistance in the preparation and filing of tax returns, were $53,590 for fiscal year 2008 and $27,000 for fiscal year 2007.

All Other Fees: Fees for all other permissible services that do not fall within the above categories, including compliance consulting, certification requirement consulting, and tax services for trust customers were $75,905 for fiscal year 2008 and $103,064 for fiscal year 2007.

Pre-Approval Policy: The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of our independent auditor. In recognition of this responsibility, the Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independence of the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Audit Committee. The Audit Committee has also delegated pre-approval authority to the Chair of the Audit Committee, who must then report any such pre-approval decisions made by him to the Audit Committee at its next meeting.

The aggregate amount of all non-audit services constituted approximately 37% of the total amount of fees paid by the Company to Crowe for fiscal year 2008 and 48% for fiscal 2007.

RELATED PERSONS TRANSACTIONS

Related persons transactions are subject to our Statement of Policy For the Review, Approval or Ratification of Transactions With Related Persons. A copy of this policy is available on our website at www.towerbank.net.

The policy applies to any “Transaction With a Related Person.” Under our policy, a “Related Person” is a person who is, or at any time since the beginning of our last fiscal year was a director or executive officer, a nominee to become a director, a shareholder who beneficially owns 5% or more of our common stock, an “Immediate Family Member” (that is, a spouse, child, parent, sibling, or an in-law) of any of the foregoing persons, as well as any entity which is owned or controlled by any of such persons (or of which such person is a general partner or a 5% or greater beneficial owner) or any other person identified by our Audit Committee or our Board as a “Related Person” for purposes of this policy. Once a person has been identified as “Related Person” and if Tower Financial Corporation or any subsidiary is a participant, then if the aggregate amount involved in the transaction exceeds $60,000 and the “Related Person” has a direct or indirect interest (other than simply as a result of being a director or less than a 10% beneficial owner of the entity involved) the transaction must be considered, approved or ratified by the Audit Committee.

We have established the threshold transactional amount at $60,000, which triggers the review, even though applicable SEC regulations set the threshold at $120,000. We have done this so that even smaller transactions with Related Persons will be reviewed for fairness and appropriateness. Employment of a Related Person in the ordinary course of business consistent with our policies and practices with respect to the employment of non-Related Persons in similar positions (so long as the Related Person is not an executive officer required to be reported in our annual proxy statement) is not subject to the policy. Transactions involving competitive bids or transactions involving services as a bank depository, transfer agent, registrar, or trustee are considered pre-approved for purposes of our policy.

All other transactions subject to our policy must be approved in advance by the Audit Committee, unless our Chief Executive Officer or Chief Financial Officer determines that it is impractical to wait until an Audit Committee meeting. In such event, the disinterested Chair of the Audit Committee may review and approve the proposed Related Person transaction but shall then promptly report any such approval to the full Audit Committee. All material facts respecting the Related Person transaction must be disclosed to the Audit Committee. In the event that we become aware of a Related Person transaction that has not been approved prior to its consummation, the matter must then still be reviewed by the Audit Committee, which will then review all relevant facts and circumstances, shall evaluate all available options (including ratification, revision or termination of the transaction), and shall take such course of action as it deems appropriate.

In reviewing any Related Person transaction, the Audit Committee must consider the proposed benefits to the Company, the availability of other sources of comparable products or services, an assessment of whether the proposed transaction is at least on terms comparable to the terms available to an unrelated third party or to employees generally, and must then determine that the transaction is fair and reasonable to the Company.

Banking Transactions

Directors and officers of the Company and the Bank and the companies with which they are associated, including members of the Compensation Committee, have banking and other transactions with the Company and the Bank in the ordinary course of business. Any loans and commitments to lend to such affiliated persons or entities are made at arm’s-length in accordance with applicable lending and credit practices, in accordance with all applicable laws and regulations, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties of similar creditworthiness and may not involve more than normal risk or present other unfavorable features to the Company and the Bank. Management believes that all transactions between the Company or the Bank on one hand, and any officer, director, principal shareholder, or other affiliate of the Company or the Bank on the other hand, are on terms no less favorable to the Company or the Bank than could be obtained on an arm’s-length basis from unaffiliated third parties. All loan transactions, presently in effect with any director or executive officer are current as of this date and are in compliance with Regulation O. As of December 31, 2008, the Bank had outstanding loans to the directors and executive officers of the Company and the Bank totaling $20,273,155 and an aggregate amount under commitment, including these outstanding loans, totaling $27,997,172.

Lease of Headquarters Building

We lease our headquarters facility from Tippmann Properties, Inc., agent for director John V. Tippmann, Sr. Our headquarters facility is a historic landmark building known as the Lincoln Tower, and the “Tower” in our corporate name is derived from our occupancy of this building. Indeed, the building’s profile constitutes one of our trademarks. As such, the facility is a one-of-a-kind facility. The original lease was a 10-year lease which commenced in January 1999, with annual rental payments at that time of $9.75 per square foot. Subsequent addenda to the lease have been signed as we expanded our staff and needed additional space. There have been approximately six additional addenda, each coinciding with the occupancy of additional space. In 2001, the original lease was extended to 15 years, with one renewal option of 10 years at the then prevailing market rate. In 2007, one amendment was executed to add 2,400 square feet to the leased premises, and as of December 31, 2008, we lease a total of 51,657 square feet from Tippmann Properties, Inc., at a composite current rental rate of $14.75 per square foot. During 2008, we paid Tippmann Properties, Inc. approximately $769,940 in rent and various building expenses. Each lease transaction was reviewed by the Audit Committee, after securing prevailing rate information for downtown buildings of comparable quality from unrelated outside professional real estate sources, and we believe that this lease is on terms no less favorable than could be obtained from unaffiliated third parties.

Other Transactions

The law firm of Barrett & McNagny LLP, of which Robert S. Walters is a partner, performs legal services for the Company. Mr. Walters is the spouse of Irene A. Walters, one of our directors. The engagement of the Barrett & McNagny law firm was approved by the full Board, including all members of the Audit Committee. During 2008, we paid approximately $65,829 in legal fees and related expenses to this law firm.

The business investment firm of Ruffolo Benson, LLC, of which Joseph D. Ruffolo is a partner, performs management buy-outs, capital sourcing, and acquisitions, along with management consulting.  During 2008, we paid approximately $31,760 to Ruffolo Benson for management consulting and training for various officers of the Bank.

SHAREHOLDERS’ PROPOSALS FOR 2010 ANNUAL MEETING

In order to be considered at the 2010 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in Section 1.4 and Section 1.5 of the Company’s By-laws, a copy of which is available upon request, as well as the procedures described in Rule 14a-8 under the Securities Exchange Act of 1934. A proposal submitted by a shareholder for the 2010 Annual Meeting of Shareholders must be sent to the Secretary of the Company, 116 East Berry Street, Fort Wayne, Indiana, 46802, and received by November 15, 2009 in order to be eligible to be included in the Company’s Proxy Statement for the meeting.

Our By-laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before a shareholders’ meeting. With respect to annual meetings, the By-Laws provide that a shareholder of record entitled to vote at such meetings may nominate one or more persons for election as director or directors or may properly bring business before such meeting only if the shareholder gives written notice thereof to the Secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting. In the event the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

OTHER MATTERS

The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.